Exhibit 2.1

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

BETWEEN

RBC LIFE INSURANCE COMPANY

AND

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

MADE AS OF

November 18,2003

McCarthy Tétrault LLP

Toronto, Ontario

TABLE OF CONTENTS

ARTICLE 1 - INTERPRETATION		1
1.01	Definitions	1
1.02	Headings	11
1.03	Extended Meanings	11
1.04	Knowledge of the Vendor	12
1.05	Statutory References	12
1.06	Market Value	12
1.07	Currency	13
1.08	Schedules	13

ARTICLE 2 - SALE AND PURCHASE		14
2.01	Sale and Purchase of the Purchased Business	14
2.02	Estimate of Value of Policy Liabilities	15
2.03	Selection of Invested Assets	15
2.04	Assumption of Liabilities	17
2.05	Non-Transferability	17
2.06	CompCorp Assessment Base	18
2.07	Purchase Price	18
2.08	Payment of Purchase Price	19
2.09	Purchase Price Adjustment Calculation	19
2.10	Payment of Price Adjustment and Asset Adjustment Amounts	21
2.11	Tax Filings	21
2.12	Transfer Taxes and Tax Elections	21

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES		22
3.01	Vendor’s Representations and Warranties	22
3.02	Survival of Vendor’s Representations, Warranties and Covenants	32
3.03	Purchaser’s Representations and Warranties	32
3.04	Survival of Purchaser’s Representations, Warranties and Covenants	33

ARTICLE 4 - COVENANTS		34
4.01	Covenants of the Vendor	34
4.02	Covenants of the Purchaser	35
4.03	Regulatory Approvals	35
4.04	Publicity	36
4.05	Employees	36
4.06	Pension and Welfare Benefits	38
4.07	Spillover Services Agreement	39
4.08	Conduct of the Business during the Interim Period	40
4.09	Claims Handling	41
4.10	Insurance Notices and Claims	42
4.11	Assignment of Reinsurance Agreements	42

ARTICLE 5 - CONDITIONS		42
5.01	Conditions for the Benefit of the Purchaser	42

5.02	Conditions for the Benefit of the Vendor	44

ARTICLE 6 - INDEMNIFICATION		46
6.01	Indemnification by the Vendor	46
6.02	Limitations on Indemnification by the Vendor	46
6.03	Indemnification by the Purchaser	47
6.04	Exclusive Remedy	47
6.05	Indemnification Procedure	48
6.06	Termination of the Obligations to Indemnify	49
6.07	Interest	49

ARTICLE 7 - CLOSING ARRANGEMENTS		49
7.01	Closing	49
7.02	Examination of Records and Assets and Access to Employees	49
7.03	Risk of Loss	50

ARTICLE 8 - GENERAL		50
8.01	Further Assurances	50
8.02	Time of the Essence	50
8.03	Fees and Commissions	50
8.04	Benefit of the Agreement	50
8.05	Entire Agreement	51
8.06	Paramountcy	51
8.07	Amendments and Waivers	51
8.08	Assignment	51
8.09	Notices	51
8.10	Third Party Beneficiaries	52
8.11	Survival	52
8.12	Governing Law	52
8.13	Attornment	53
8.14	Appointment of Agent for Service	53
8.15	Counterparts	53

ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made as of November 18, 2003

BETWEEN:

RBC LIFE INSURANCE COMPANY, an insurance company incorporated under the laws of Canada (the “Purchaser”),

- and -

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY, an insurance company incorporated under the laws of the State of Tennessee, one of the United States of America (the “Vendor”),

WHEREAS the Vendor carries on a life, health, accident and sickness insurance business in Canada through the Branch;

AND WHEREAS the Vendor desires to sell and the Purchaser desires to purchase the life, health, accident and sickness insurance business carried on by the Vendor through the Branch, including substantially all of the operational assets located in Canada and required to support such business upon and subject to the terms and conditions hereinafter set forth;

NOW THEREFORE, in consideration of the premises and the covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1 - INTERPRETATION

1.01	Definitions

In this Agreement, unless something in the subject matter or context is inconsistent therewith:

“Act” means the Insurance Companies Act (Canada) and all regulations, orders and guidelines promulgated thereunder.

“Advance Ruling Certificate” means an advance ruling certificate issued by the Commissioner of Competition pursuant to section 102 of the Competition Act with respect to the transactions contemplated by this Agreement.

“Affiliate” has the meaning attributed thereto in the Act.

“Agreement” means this agreement, including its recitals and schedules, as amended from time to time.

“Ancillary Agreements” means the Transfer and Assumption Agreement, the Transition Services Agreement, the Non-Competition and Non-Solicitation Agreement, the Trade-Mark Licence Agreement and the Spillover Services Agreement.

“Applicable Jurisdictions” means Canada and each of the provinces and territories of Canada.

“Applicable Law” means any applicable domestic or foreign law including any statute, subordinate legislation or treaty, and any applicable guideline, directive, rule, standard, requirement, policy, order, judgment, injunction, award or decree of a Governmental Authority having the force of law.

“Asset Adjustment Amount” has the meaning set out in Section 2.09(3)(iii).

“Assets” means the assets and undertaking referred to or described in Section 2.01.

“Assumed Payables” means those liabilities of the Purchased Business listed in Schedule 2.07(b).

“Assumed Employees” has the meaning set out in Section 4.05(2).

“Audited Financial Statements” has the meaning set out in Section 3.01(g).

“Balance Sheet” means the balance sheet of the Branch as at the Balance Sheet Date.

“Balance Sheet Date” means December 31, 2002.

“Benefit Plans” has the meaning set out in Section 3.01 (vv).

“Branch” means the life, health, accident and sickness insurance branch of the Vendor in Canada approved under the Act, and all references in this Agreement to the Branch as a party to any agreement or commitment, as the owner of any assets or as the employer of any employee will be deemed to mean an agreement or commitment of the Vendor, the ownership of an asset by the Vendor or the employment of the employee by the Vendor, respectively, in relation to the Purchased Business.

“Business Day” means a day other than a Saturday, Sunday or statutory holiday in Ontario.

“Ceding Commission” has the meaning attributed thereto in the definition of “Purchased Invested Assets”.

“Claims” means all losses, damages, costs, expenses, liabilities, claims and demands of whatever nature or kind.

“Closing” means the completion of the sale and purchase of the Assets contemplated in this Agreement.

“Closing Date” means the date that is the first Business Day of the month following the month during which all Regulatory Approvals and the Required Consents have been obtained, provided that the date on which the Regulatory Approvals and the Required Consents have been obtained is more than 5 Business Days before the end of such preceding month; if the date on which the Regulatory Approvals and the Required Consents have been obtained is less than 5 Business Days before the end of such preceding month, the Closing Date shall be the first Business Day of the second month following the month during which the Regulatory Approvals and the Required Consents have been obtained, or such other date as the parties may agree in writing, but in any event, no later than August 2, 2004.

“Commissioner of Competition” means the Commissioner of Competition appointed pursuant to the Competition Act or a person authorized by him to act on his behalf.

“CompCorp” means the Canadian Life and Health Insurance Compensation Corporation and its successors and assigns.

“CompCorp Refund” has the meaning set out in Section 2.06.

“Compensation Policies” has the meaning set out in Section 3.01 (ww).

“Competition Act” means the Competition Act (Canada).

“Contractors” has the meaning set out in Section 3.01(nn).

“Custody Account” has the meaning set out in Section 2.03(4).

“Effective Date” means the last day of the month preceding the Closing Date.

“Effective Date Financial Statements” means the unaudited financial statements of the Branch as at the date on which the Effective Time occurs, which shall be prepared in accordance with GAAP for purposes of determining the amount set forth in Section 2.07(b).

“Effective Time” means 12:00 a.m. (midnight) Toronto time at the end of the Effective Date.

“Eligible Invested Assets” has the meaning set out in Section 2.03(1).

“Essential Contracts” means those Material Contracts set out in Schedule 1.01(2) hereto.

“Estimated Value of the Policy Liabilities” has the meaning set out in Section 2.02.

“Estimated Schedule 2.07(b) Amount” has the meaning set out in Section 2.07.

“Excluded Assets” means:

(i)	the Invested Assets other than the Purchased Invested Assets;

(ii)	the Retained Intellectual Property;

(iii)	the Excluded Contracts;

(iv)	the mainframe computer systems used by the Purchased Business, including all software residing on the mainframe computer and all related communications equipment and other systems hardware located outside Canada;

(v)	future income taxes of the Vendor;

(vi)	any refund or recovery of goods and services tax relating to periods prior to the Effective Time; and

(vii)	the assets listed in Schedule 1.01(3) hereto.

“Excluded Contracts” means the agreements set out in Schedule 1.01(3) and those Material Contracts Requiring Amendment that are not amended in accordance with Section 2.04(2) and, from and after the Effective Time, all Excluded Reinsurance Agreements.

“Excluded Leases” means the real property leases or subleases included in the Excluded Contracts.

“Excluded Liabilities” means any Liabilities of the Branch or the Vendor:

(i)	arising under any of the Excluded Contracts;

(ii)	accruing up to the Effective Time under all contracts and other commitments, the benefits of which form a part of the Assets, except those relating to Policy Liabilities and the payment of severance benefits to employees of the Purchased Business who become employees of the Purchaser;

(iii)	in respect of any accounts payable other than those that are Assumed Payables of the Branch for the period up to the Effective Time;
(iv)	owing or accrued, in respect of Taxes of the Vendor on the premium income, capital, investment income or net income of the Branch for any period either before or after the Effective Time;

(v)	in respect of any Claims by any Contractors or Producers against the Vendor that relate to the period prior to the Effective Time to the extent not included as liabilities for purposes of Schedule 2.07(b);

(vi)	in respect of Claims by employees or former employees for payments of the type described in the second sentence of Section 3.01 (rr);

(vii)	in respect of any registered pension plan and any retirement and supplementary retirement plan;

(viii)	in respect of Claims by employees of the Purchased Business who refuse offers of employment with the Purchaser, which offers comply with Section 4.05(1);

(ix)	which were not disclosed to the Purchaser in violation of the Vendor’s representations and warranties in Sections 3.01(z), 3.01(aa), 3.01(bb) or 3.01(cc);

(x)	in respect of which this Agreement or any Ancillary Agreement requires that the Vendor retain responsibility or liability; and

(xi)	those Liabilities listed in Schedule 1.01(4).

“Excluded Reinsurance Agreements” means all those reinsurance agreements in favour of the Vendor that are not Required Reinsurance Agreements.

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“GAAP” means those accounting principles that are recognized as being generally accepted in Canada from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, the accounting requirements of the Superintendent of Financial Institutions (Canada) and, with respect to the valuation of liabilities, the standards promulgated by the Canadian Institute of Actuaries.

“Governmental Authority” means any domestic or foreign legislative, executive, judicial or administrative body or person having or purporting to have jurisdiction in the relevant circumstances.

“Handling Experience Report” has the meaning set out in Section 4.09(4).

“Indemnified Party” has the meaning set out in Section 6.05(1).

“Indemnifying Party” has the meaning set out in Section 6.05(1).

“Independent Consultants” has the meaning set out in Section 2.09(5).

“Ineligible Invested Assets” has the meaning set out in Section 2.03(1).

“Intellectual Property” means intellectual property of whatever nature and kind including all domestic and foreign trade-marks, business names, trade names, service marks, domain names, trading styles, trade secrets, copyrights, patents and industrial designs, whether registered or unregistered, and all applications for registration thereof.

“Interim Financial Statements” means the unaudited financial statements of the Branch for the quarter ended June 30,2003, consisting of a balance sheet, statement of income and statement of head office account in Canada, a copy of which is attached as Schedule 1.01(5) hereto.

“Interim Period” means the period between the close of business on the date hereof and the Time of Closing.

“Invested Assets” means all cash, marketable securities and/or other investment assets of the Purchased Business.

“Leases” means the leases and subleases of, and agreements to lease, real property described in Schedule 1.01(6).

“Liabilities” has the meaning set out in Section 2.04(1).

“Market Misconduct” means any false, misleading or unlawful representation, act, practice or omission in connection with the sale or renewal of any Policy issued in Canada by the Branch prior to the Closing Date, including any misrepresentation, collateral promise or assurance of additional benefits or coverage not actually provided for in such Policy, fraud or replacement in contravention of Applicable Law and including any course of conduct that is an “unfair or deceptive act or practice” within the meaning of the Insurance Act (Ontario).

“Material Adverse Change” means any adverse change in the operations or affairs of the Purchased Business or the Vendor that would materially impair the ability of the Vendor to perform its obligations under this Agreement or that is individually or in the aggregate materially adverse to the operations or affairs of the Purchased Business, except for (i) general economic or other conditions affecting Canada or the industries in which the Purchased Business operates, (ii) any claims in respect of benefits or other amounts payable under any insurance policy or reinsurance contract issued in the normal course of business other than any class action commenced or sought to be certified by policyholders of the Vendor, and (iii) any changes in the Purchased Business resulting from the announcement of the Transactions.

“Material Contracts” means any written contract or agreement relating to the Purchased Business to which the Branch is a party (including purchase contracts, purchase orders, supply commitments, leases, licences, equipment warranties, permits, leases of furniture and equipment, software licenses and other written agreements) that is either a material requirement of the operation of the Purchased Business as presently conducted or under which the Vendor has a financial obligation of more than $100,000 per annum, including those set out in Schedule 1.01(7), but excluding, for greater certainty:

(i)	the Excluded Contracts;

(ii)	the Producer Contracts; and

(iii)	any Policies.

“Material Contracts Requiring Amendment” means those Material Contracts listed in Schedule 1.01(8).

“Non-Competition and Non-Solicitation Agreement” means the agreement substantially in the form attached hereto as Schedule 1.01(9).

“On Site Representatives” has the meaning set out in Section 4.08(2).

“OSFI” means the Office of the Superintendent of Financial Institutions (Canada).

“Participating Policies” has the meaning set out in Section 3.01(ff).

“Permitted Encumbrances” means the liens, charges, encumbrances and/or rights of others set out or referred to in Schedule 1.01(10).

“Policies” means all life, health, accident and sickness insurance policies, including all treaties, policies, binders, slips and other agreements of reinsurance or retrocession written or issued by or on behalf of the Vendor, (including all endorsements, riders and ancillary agreements in connection therewith) issued and delivered in Canada by the Branch that are in force at the Effective Time or that were in force prior to the Effective Time and with respect to which the Branch has continuing undischarged payment obligations as of the Effective Time.

“Policy Liabilities” means, collectively, the Policy-Specific Liabilities and the Policy-Related Liabilities.

“Policy Loan” means a loan advanced by the Vendor in Canada to the holder of a Policy in accordance with the terms and conditions of the Policy secured against and not exceeding the cash surrender value of such Policy.

“Policy-Related Liabilities” means:

(i)	all obligations other than Policy-Specific Liabilities with respect to the Policies that have not been discharged as of, or that accrue after, the Effective Time which flow from the complete assumption of the Policies, including obligations under the Policy Loans; and

(ii)	all assessments, liabilities, cost and expenses incurred by the Vendor arising out of the participation of the Vendor in CompCorp, net of any assets relating to such participation (including any entitlement to any CompCorp Refund) whether such assessment, liability, cost or expense relates to a liability to CompCorp incurred prior to or after the Effective Time.

“Policy-Specific Liabilities” means all obligations under the Policies, including Claims arising under or in respect of the Policies, that have not been discharged as of, or that accrue after, the Effective Time including all obligations to pay under the Policies after the Effective Time, all claims incurred or accrued and reported but not paid as of the Effective Time, all claims incurred or accrued but not reported as of the Effective Time, all obligations to refund any premiums on the Policies that may become refundable after the Effective Time and all losses, damages or expenses arising from any action, suit or proceeding brought in respect of the Policies, including the sale of the Policies and the settlement and payment or non-payment of claims under the Policies.

“Post-Closing Actuarial Report” means the report of Tillinghast setting forth the calculation of the Value of the Policy Liabilities as at the Effective Time.

“Price Adjustment Amount” has the meaning set out in Section 2.09(3).

“Producer Contracts” means contracts and commitments between the Vendor and the Producers relating to the marketing and sale of the Branch’s insurance products by the Producers, and the remuneration to be received by the Producers in respect thereof.

“Producers” means the brokers, agents, managing general agents and associate general agents who have entered into agreements with the Vendor to distribute the insurance products of the Purchased Business, but does not include sales representatives who are employees of the Purchased Business.

“Purchase Price” has the meaning set out in Section 2.07.

“Purchased Business” means the life, health, accident and sickness insurance business at present and heretofore carried on by the Vendor in Canada through the Branch.

“Purchased Invested Assets” means those Invested Assets including those selected by the Purchaser, acting reasonably, in accordance with Section 2.03, having an aggregate fair market value at the Effective Time equal to the Value of the Policy Liabilities less $362 million (such deducted amount being herein referred to as the “Ceding Commission”).

“Purchaser’s Benefit Plans” has the meaning set out in Section 4.06(1).

“Purchaser’s Counsel” means McMillan Binch LLP.

“Regulatory Approvals” means all of the following in connection with the Transactions in each case on terms and conditions acceptable to the Purchaser or the Vendor, acting reasonably, as applicable:

(i)	any requisite approvals of the Minister of Finance and Canadian federal insurance and banking regulatory authorities;

(ii)	any requisite approvals of provincial insurance regulatory authorities;

(iii)	(a) the issuance of an Advance Ruling Certificate; or

(b)	the Purchaser and the Vendor have given the notice required under section 114 of the Competition Act with respect to the Transactions and the applicable waiting period under section 123 of the Competition Act has expired or been terminated by the Commissioner of Competition in accordance with the Competition Act; or

(c)	the obligation to give the requisite notice has been waived by the Commissioner of Competition pursuant to subsection 113(c) of the Competition Act and, in the case of (b) or (c), the Purchaser has been advised in writing by the Commissioner of Competition that he is of the view that grounds do not exist to initiate proceedings before the Competition Tribunal under the merger provisions of the Competition Act with respect to the Transactions, and the form of and any terms and conditions attached to any such advice are acceptable to the Purchaser and the Vendor, acting reasonably, and such advice has not been rescinded or amended; and

(iv)	any requisite approvals of the Tennessee Commissioner of Banking and Insurance and there being no objection to the Transactions having been raised by such regulator that has not been resolved.

“Relevant Balance Sheet Date” means June 30, 2003, when used in reference to the Interim Financial Statements and the Balance Sheet Date when used in reference to the Audited Financial Statements.

“Required Consents” means any consents, waivers or approvals required to be obtained from third parties for the valid assignment to the Purchaser of the Essential Contracts.

“Required Reinsurance Agreements” means all those reinsurance agreements relating to the Purchased Business and the Branch:

(i)	under which the Vendor is the reinsurer (the “Reinsurance Assumed Agreements”); or

(ii)	under which:

(a)	the Vendor is the ceding insurer and the reinsurer has reinsured any Policy Liabilities; or

(b)	the Vendor has retroceded to the reinsurer any Policy Liabilities under any Reinsurance Assumed Agreement;

and in respect of which, in each case, the Vendor has taken reserve credits in accordance with accepted actuarial practice in Canada (the “Reserve Credits Reinsurance Agreements”)

including, for greater certainty, the reinsurance agreements marked by an asterisk in Schedule 1.01(7) hereto.

“Reserve Credits Reinsurance Agreements” has the meaning set out in the definition of “Required Reinsurance Agreements”.

“Retained Intellectual Property” means the trade marks set out or referred to in Schedule 1.01(11).

“Schedule 2.07(b) Amount” has the meaning set out in Section 2.07.

“Selected Invested Assets” has the meaning set out in Section 2.03(3).

“September 30 Invested Asset Portfolio” has the meaning set out in Section 2.03(1).

“Software” means the computer programs listed in Schedule 1.01(12), including source code and object code versions thereof.

“Spillover Business” has the meaning set out in Section 4.07.

“Spillover Services Agreement” has the meaning set out in Section 4.07.

“Taxes” means all taxes, surtaxes, duties, levies, imposts, rates, fees, assessments and other charges, including income tax, investment income tax applicable to insurance policy accumulations under Part XII.3 of the Income Tax Act (Canada), corporate, capital, net worth, premium, sales, consumption, use, transfer, goods and services, value-added, stamp, registration, franchise, withholding, payroll, employment, health, education, excise, business, property, occupation, customs, anti-dumping and countervail taxes, surtaxes, duties, levies, imposts and rates imposed by any national, federal, provincial, territorial, state, colonial, municipal, local or foreign taxing authority, together with any fines, interest, penalties or other additions on, to, in lieu of, for non-collection of or in respect of such taxes, surtaxes, duties, levies, imposts, rates, fees, assessments and other charges.

“Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date.

“Trade-Mark Licence Agreement” has the meaning set out in Section 4.01(5).

“Transactions” means all of the transactions and agreements described in Article 2 hereof and all of the transactions and agreements contemplated in the Ancillary Agreements.

“Transfer and Assumption Agreement” means a transfer and assumption agreement substantially in the form of the transfer and assumption agreement attached hereto as Schedule 1.01(13).

“Transition Services Agreement” means a transition services agreement of even date herewith entered into between the Vendor, the Purchaser and UnumProvident Corporation.

“Unassignable Reinsurance Rights” has the meaning set out in Section 4.11.

“Value of the Policy Liabilities” means the amount of actuarial and other liabilities of the Vendor under or with respect to the Policies, determined as at the Effective Time, adjusted appropriately for any prepaid or due and unpaid amounts. The valuation will be prepared using the same actuarial methods and assumptions used by the appointed actuary for GAAP reporting of the Branch in the December 31,2002 valuation of Policy Liabilities except that the valuation will reflect the Government of Canada yield rate current as at the Effective Time and the Invested Assets in existence as at the Effective Time. The Value of the Policy Liabilities as determined above (the “book valuation”) will be adjusted by the positive or negative difference between the fair market value at the Effective Time of the Invested Assets supporting the Policy Liabilities and the book value of such Invested Assets used in the book valuation; and for the purposes of the book valuation, “book value” shall include accrued interest and adjustments for deferred gains and losses relating to the Invested Assets used in the book valuation. If such difference is positive the Value of the Policy Liabilities will be increased by such difference and if such difference is negative the Value of the Policy Liabilities will be decreased by the absolute value of such difference.

For greater certainty, the phrase “using the same actuarial methods and assumptions” as used in the preceding paragraph means, inter alia,

(i)	the same percentages or tables will be used as those in the December 31, 2002 valuation; for example, individual disability income incidence rates would be based on the period from 1990 to 2001, as documented in the report of the appointed actuary of the Branch as at December 31,2002, not the most recent 12 year period prior to the Effective Date;

(ii)	the liabilities will be modelled and calculated using the valuation system and spreadsheets used in the December 31,2002 valuation;

(iii)	the amount of the provision for asset defaults will be calculated in a manner consistent with the December 31, 2002 valuation of Policy Liabilities;

(iv)	the amount of the provision for C-3 interest rate mismatch risk will be calculated in a manner consistent with the December 31,2002 valuation of Policy Liabilities;

(v)	any Invested Assets used in the December 31, 2002 valuation of Policy Liabilities will continue to be used for the valuation of Policy Liabilities at the Effective Time to the extent that those Invested Assets are still included in Invested Assets then supporting the Policy Liabilities; and if any additional Invested Assets are required for such valuation, they will be selected from the Invested Assets then held by the Vendor using the same criteria used to select Invested Assets for the December 31,2002 valuation of Policy Liabilities.

“Vendor’s Counsel” means McCarthy Tétrault LLP.

“Vendor’s Pricing Service” has the meaning set out in Section 1.06.

1.02	Headings

The division of this Agreement into Articles and Sections and the insertion of a table of contents and headings are for convenience of reference only and will not affect the construction or interpretation of this Agreement. The terms “this Agreement”, “hereof, “hereunder”, “herein” and similar expressions refer to this Agreement and not to any particular Article, Section or other portion hereof. Unless something in the subject matter or context is inconsistent therewith, references herein to Articles, Sections and Schedules are to Articles and Sections of and Schedules to this Agreement.

1.03	Extended Meanings

In this Agreement words importing the singular number only include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, partnerships, associations, trusts, unincorporated organizations and corporations. The term “including” means “including without limiting the generality of the foregoing”.

1.04	Knowledge of the Vendor

Reference herein to “knowledge of the Vendor” means (i) the actual knowledge of Tom Watjen and George Shell, and (ii) the actual knowledge of John Young, Scott Fixter, Robert Best, Cindy Winer, Tim Cavallin or Diane Churilla, means their actual knowledge of matters pertaining to their respective functional areas of responsibility after having made reasonably diligent enquiries concerning the relevant subject matter and such other enquiries as the Vendor in its sole discretion considers appropriate; provided, however, that John Young’s functional area of responsibility shall be deemed to include all of the Purchased Business. For purposes of the foregoing, the Vendor and the individuals referred to above shall not be required to make enquiries of any third parties contracting with the Purchased Business.

1.05	Statutory References

In this Agreement, unless something in the subject matter or context is inconsistent therewith or unless otherwise herein provided, a reference to any statute is to that statute as now enacted or as the same may from time to time be amended, re-enacted or replaced and includes any regulations made thereunder.

1.06	Market Value

Whenever in this Agreement reference is made to a calculation of the “fair market value” of any Invested Assets, the fair market value of such Invested Assets will be determined as follows:

(1) The Vendor will follow its normal procedures to identify a market price for each security included in the Invested Assets the fair market value of which is to be calculated using a pricing service selected by it (the “Vendor’s Pricing Service”) or, where a price for a security is not available from the Vendor’s Pricing Service, using a manual matrix type analysis of the term, spread and yield of such security in comparison to that of similar securities to determine a price.

(2) The Vendor will provide its price for each such security as so determined to the Purchaser.

(3) The Purchaser will use its normal procedures to identify market prices for each such security using a pricing service selected by it and, if required, a similar manual matrix analysis, and identify and give notice to the Vendor of any security included in the Invested Assets for which it disagrees with the Vendor’s pricing.

(4) In the event that the Purchaser disputes the Vendor’s pricing for any Invested Assets, the parties will work expeditiously and in good faith in an attempt to resolve any such dispute, failing which such dispute (and, for greater certainty, only such dispute) will be submitted for determination to a firm of chartered accountants agreed to by the parties. If the parties cannot agree to a firm of chartered accountants, the parties will submit the dispute to a Canadian firm of chartered accountants of national standing appointed by the President of the Canadian Institute of Chartered Accountants. The parties will instruct such firm to complete the determination of such dispute within 10 days from the date such dispute is submitted to it. The determination of such firm will be final and binding upon the parties hereto and not subject to appeal, absent manifest error. The firm will act and will be deemed to be acting as experts and not as arbitrators. The cost and expenses of such firm will be borne equally by the Vendor and the Purchaser.

1.07	Currency

All references to currency herein are to lawful money of Canada.

1.08	Schedules

The following are the Schedules to this Agreement:

Schedule 1.01(2)	–	Essential Contracts;
Schedule 1.01(3)	–	Excluded Assets and Excluded Contracts;
Schedule 1.01(4)	–	Excluded Liabilities;
Schedule 1.01(5)	–	Interim Financial Statements;
Schedule 1.01(6)	–	Leases;
Schedule 1.01(7)	–	Material Contracts;
Schedule 1.01(8)	–	Material Contracts Requiring Amendment;
Schedule 1.01(9)	–	Non-Competition and Non-Solicitation Agreement;
Schedule 1.01(10)	–	Permitted Encumbrances;
Schedule 1.01(11)	–	Retained Intellectual Property;
Schedule 1.01(12)	–	Software;
Schedule 1.01(13)	–	Transfer and Assumption Agreement;
Schedule 2.0 l(d)	–	Equipment, Furniture and Vehicles;
Schedule 2.03	–	September 30 Invested Asset Portfolio;
Schedule 2.07(b)	–	Asset Purchase Price Formula;
Schedule 2.11	–	Purchase Price Allocation;
Schedule 3.01(g)	–	Audited Financial Statements;
Schedule 3.01(h)	–	Adjustments to Interim Financial Statements
Schedule 3.01(i)	–	Actuarial Liabilities Adjustment;
Schedule 3.01(n)	–	Wages, Salaries Not Disclosed in Audited Financial Statements;
Schedule 3.01(q)	–	Non-Compliance;
Schedule 3.01(z)	–	Restricted Contracts;
Schedule 3.01 (ee)	–	Policy Terms;
Schedule 3.01(ff)	–	Participating Policies;
Schedule 3.01(gg)	–	Intellectual Property;
Schedule 3.01 (mm)	–	Written Employment Contracts;
Schedule 3.01(nn)	–	Employees;
Schedule 3.01 (ss)	–	Salary, Fees, etc. Owing to Employees and Contractors;
Schedule 3.01(w)	–	Benefit Plans;
Schedule 3.01(ww)	–	Compensation Policies;
Schedule 3.01(aaa)	–	Litigation;
Schedule 3.01(ccc)		Insurance;
Schedule 3.01(ddd)	–	Claims Resolution Experience;

Schedule 4.01(5)	–	Trade-Mark Licence Agreement;
Schedule 4.06(4)	–	Vendor’s Pension Plan Actuarial Assumptions;
Schedule 5.01(1)(k)	–	Opinions of Vendor’s Counsel and Vendor’s In-house Counsel; and
Schedule 5.02(l)(g)	–	Opinions of Purchaser’s Counsel and Purchaser’s In-house Counsel.

ARTICLE 2 - SALE AND PURCHASE

2.01	Sale and Purchase of the Purchased Business

Upon and subject to the terms and conditions hereof, at the Time of Closing, the Vendor will sell to the Purchaser and the Purchaser will purchase from the Vendor as a going concern, as of and with effect from the Effective Time, all of the right, title, benefit and interest of the Vendor in and to the undertaking of the Purchased Business, and all assets used by the Vendor in the operation of the Purchased Business (other than the Excluded Assets), including those assets specifically described below (the “Assets”):

(a)	the Purchased Invested Assets;

(b)	the Policy Loans;

(c)	all of the Vendor’s rights, interests and benefits under all contracts or other commitments relating to the Purchased Business (other than the Excluded Contracts), including:

(i)	the Policies;

(ii)	the Leases; and

(iii)	the Material Contracts (other than those which are Excluded Contracts);

(d)	all equipment, vehicles, desk-top computer hardware and peripheral equipment, furniture, furnishings and accessories of the Purchased Business including the equipment described in Schedule 2.01(d);

(e)	leasehold improvements in respect of the Leases;

(f)	all inventories relating to the Purchased Business including any supplies, computer supplies, forms, stationery and advertising material used in the Purchased Business;

(g)	all accounts receivable of the Purchased Business (other than amounts receivable under the Policies which for greater certainty are included as Assets under Section 2.01(c)(i) above);

(h)	all the right, title, benefit and interest of the Vendor in and to the Intellectual Property used by the Purchased Business (other than the Retained Intellectual Property);

(i)	the Software;

(j)	any entitlement of the Vendor to a CompCorp Refund;

(k)	except as otherwise prohibited by Applicable Law, all books and records of the Purchased Business, including copies of the Policies (whether in-force or not), claim files and records, documentation manuals, desk-top computer program documentation, administration, actuarial and accounting information, personnel records of the employees of the Purchased Business hired by the Purchaser, inspection records and other records, books, documents and data bases relating to the employees of the Purchased Business hired by the Purchaser and the Assets and the Liabilities, as are in the possession or under the control of the Vendor, including computer-based systems, electronically stored data and computer disks, in all cases wherever such books or records are located from time to time or used in connection with the Purchased Business;

(l)	all prepaid expenses of the Purchased Business; and

(m)	the goodwill of the Purchased Business, including:

(i)	the exclusive right to the Purchaser to represent itself as carrying on the Purchased Business in continuation of and in succession to the Vendor and. the right to use any words indicating that such business is so carried on, but excluding any right to the Retained Intellectual Property, and

(ii)	all records of sales, policyholder lists, agent and broker records, and supplier lists of or used in connection with the Purchased Business.

2.02	Estimate of Value of Policy Liabilities

Upon and subject to the terms and conditions hereof, for purposes of determining the Value of the Policy Liabilities used to determine the fair market value of the Invested Assets that the Vendor will sell, assign and transfer to the Purchaser at the Time of Closing as the Purchased Invested Assets, the Vendor will in good faith prepare an estimate of the Value of the Policy Liabilities (the “Estimated Value of the Policy Liabilities”) as at the Effective Time and deliver a written statement of the Estimated Value of the Policy Liabilities to the Purchaser not less than four (4) Business Days prior to the Closing Date. The Vendor will prepare such estimate based on the most recent quarterly in-force policy information extrapolated to the Time of Closing.

2.03	Selection of Invested Assets

(1) No less than ten (10) Business Days after the date hereof, the Vendor shall deliver to the Purchaser a complete list of the Invested Assets then held by the Vendor on the date hereof, which shall update the list of Invested Assets attached hereto as Schedule 2.03 (the “September 30 Invested Asset Portfolio”). Within ten (10) Business Days after such updated list is delivered, the Purchaser, in co-operation with the Vendor, shall designate to the Vendor in writing those Invested Assets or classes thereof that the Purchaser is not prepared to accept as Purchased Invested Assets (“Ineligible Invested Assets”) and those that it is prepared so to accept (“Eligible Invested Assets”).

(2) During the Interim Period, the Vendor shall cause the Eligible Invested Assets to be managed in accordance with the “prudent person” investment policies of the Vendor required by OSFI and Vendor’s usual and ordinary practices and in such manner that the credit quality and duration of the Eligible Invested Assets (or any Invested Assets substituted therefor that are not Ineligible Invested Assets) do not deviate materially in the aggregate from the credit quality and duration of the Eligible Invested Assets included in the September 30 Invested Asset Portfolio. No later than the third Business Day of each month during the Interim Period, the Vendor shall deliver to the Purchaser in electronic form an update of the list identifying the names of the securities held as Invested Assets by the Vendor as of the last Business Day of the preceding month and a report summarizing the transactions involving the Invested Assets during such preceding month.

(3) The Vendor shall provide to the Purchaser in electronic form a final updated list of the Invested Assets no less than four (4) Business Days before the Closing Date. In the event that there is any change in the list of Invested Assets held between the date that such list is provided to the Purchaser and the Closing Date, the Vendor will provide the Purchaser with a notice of such change at the end of business on the day such change occurs. The Purchaser shall select from this list in its discretion, acting reasonably, Eligible Invested Assets having a fair market value equal to the Estimated Value of the Policy Liabilities, less the Ceding Commission, and shall deliver to the Vendor a final list setting out such selection (the “Selected Invested Assets”) no later than two (2) Business Days before the Closing Date.

(4) To facilitate the transfer of the Purchased Invested Assets to the Purchaser, the parties shall cooperate in seeking the approval of OSFI to permit, no later than one (1) Business Day before the Closing Date, the Vendor to open a dedicated, segregated custody account in its name (the “Custody Account”) and cause the Selected Invested Assets to be transferred to the Custody Account, the ownership of which Custody Account would then be transferred from the Vendor to the Purchaser upon Closing.

(5) On the Closing Date the Vendor shall provide to the Purchaser an electronic file containing an updated list of the Selected Invested Assets together with all data and reports generated by the Princeton Asset Management database application used by the Vendor and a statement summarizing the transaction history of each Selected Invested Asset, including date of purchase, corporate actions, payments of interest or dividends, redemptions, rollovers and transfers.

(6) If the OSFI approval referenced in paragraph (4) above is obtained, then at the Time of Closing, the Vendor shall sell, assign and transfer the Selected Invested Assets to the Purchaser by transferring ownership of the Custody Account to the Purchaser.

(7) In the event that the OSFI approval referenced in paragraph (4) above is not obtained, then the parties will cooperate and use reasonable commercial efforts, including providing any directions required to be given to transfer agents, trustees, custodians or investment managers, to ensure that title to the Selected Invested Assets is transferred to the Purchaser at or immediately after the Time of Closing such that the Selected Invested Assets are under the control of the Purchaser and its agents immediately after the Time of Closing.

(8) If any of the Selected Invested Assets are in default on the Closing Date, the Purchaser shall have the right to require the Vendor to substitute other suitable Eligible Invested Assets selected by the Purchaser for such Selected Invested Assets in default, which selection shall be subject to final approval by the Vendor.

2.04	Assumption of Liabilities

(1) At the Time of Closing, as of and with effect as of the Effective Time, the Purchaser will assume, fulfil and perform and will indemnify and save completely harmless the Vendor in respect of all of the obligations, liabilities and commitments of, or Claims arising from, the Purchased Business (the “Liabilities”) other than the Excluded Liabilities. Without limiting the generality of the foregoing, the Liabilities to be assumed, fulfilled and performed by the Purchaser include:

(a)	all liabilities of the Branch accruing from and after the Effective Time under all contracts and other commitments, the benefits of which form a part of the Assets;

(b)	the Policy-Specific Liabilities;

(c)	the Assumed Payables; and

(d)	the Policy-Related Liabilities.

(2) The Purchaser will assume Liabilities under only those Material Agreements Requiring Amendment that have been amended on or before January 9, 2004, on terms and conditions satisfactory to the Purchaser, as set out in amending agreements in form and substance satisfactory to the Purchaser that have been executed and delivered to the parties thereto prior to such date, to take effect as of the Effective Time. In the event that any such required amendment has not been completed on or before January 9, 2004, then such agreement shall be considered an Excluded Contract under this Agreement, unless the parties otherwise agree in writing.

2.05	Non-Transferability

(1) Notwithstanding any other provision of this Agreement, this Agreement will not constitute a transfer, conveyance, sale or assignment of, or an agreement to transfer, convey, sell or assign, any document or any right or benefit thereunder if an attempted assignment of any such document, right or benefit as contemplated hereunder without the consent of another party thereto would constitute a breach thereof or in any material way affect the rights of the assignor thereunder (unless such consent is obtained). Both parties hereto will use their best efforts to obtain any such consent, but the Purchaser shall not be required to incur any out-of-pocket expenses in respect of obtaining such consent. If such consent is not obtained, or if an attempted assignment would materially affect the Vendor’s rights thereunder or if an assignment without consent, while not constituting a breach or in any material way affecting the rights of the Vendor thereunder would be invalid and such consent has not been obtained, the Vendor will hold all of its rights under any such document and all monies paid to it with respect thereto in trust for the Purchaser, to convey, assign and transfer the same as the Purchaser may from time to time direct and will co-operate in any reasonable arrangement designed to provide to the Purchaser the benefits and obligations under such document, including the enforcement at the Purchaser’s expense of all rights of the Vendor thereunder against the other party thereto arising out of any breach due to the attempted assignment, cancellation by such other party or otherwise, and the payment over to the Purchaser of the monies so received. In the event of the continuing inability to obtain any consent to transfer or assignment which may be required, the cost of obtaining any such document, right or benefit will be for the account of the Vendor.

(2) For greater certainty, no mainframe computer systems used by the Purchased Business will be transferred, conveyed, sold or assigned to the Purchaser under this Agreement. Access to mainframe computer systems used by the Purchased Business will be made available to the Purchaser in accordance with the terms and conditions set forth in the Transition Services Agreement.

2.06	CompCorp Assessment Base

The Vendor and the Purchaser agree that for the purposes of any assessments made by CompCorp against the Branch in respect of any period before the Closing Date, the assessment history of the Purchased Business, including any adjustments thereto, for the five year period preceding the Closing Date will be included in the Purchaser’s assessment base and not in the Vendor’s assessment base with the result that if CompCorp subsequently determines that a refund (each, a “CompCorp Refund”) is payable in respect of any assessment made against the Branch during any year in such five year period which CompCorp subsequently determines to be in excess of its requirements for such year in light of the applicable claims experience, the Purchaser and not the Vendor will be entitled to such refund. The Vendor and the Purchaser will jointly give notice in writing to CompCorp of the agreement set out in the preceding sentence and of the assumption by the Purchaser of the assessments, liabilities, costs and expenses incurred by the Vendor arising out of its participation in CompCorp, as provided in paragraph (ii) of the definition of “Policy-Related Liabilities”.

2.07	Purchase Price

The purchase price payable to the Vendor for the Assets (the “Purchase Price”) will be:

(a)	an amount equal to the Value of the Policy Liabilities as at the Effective Time; and

(b)	the amount determined as at the Effective Time in accordance with the formula set out in Schedule 2.07(b) (the “Schedule 2.07(b) Amount”),

adjusted in accordance with Sections 2.09 and 4.09.

The Vendor will in good faith prepare an estimate of the Schedule 2.07(b) Amount (“Estimated Schedule 2.07(b) Amount”) and deliver to the Purchaser a written statement describing such calculation not less than four (4) Business Days prior to the Closing Date. For greater certainty, the Schedule 2.07(b) Amount shall be determined in a manner consistent with the sample calculations set out as Appendix I to Schedule 2.07(b), which the parties acknowledge are based on the Audited Financial Statements as of the Balance Sheet Date.

2.08	Payment of Purchase Price

The Purchase Price payable at the Time of Closing pursuant to Section 2.07 will be paid and satisfied:

(a)	by the assumption of all of the Policy Liabilities pursuant to Section 2.04(1) and the Transfer and Assumption Agreement; and

(b)	by a wire transfer of immediately available funds to the Vendor in an amount equal to the Estimated Schedule 2.07(b) Amount.

2.09	Purchase Price Adjustment Calculation

(1) Immediately following the Closing, the Vendor will instruct Tillinghast to prepare and deliver to the Vendor and the Purchaser the Post-Closing Actuarial Report within 60 Business Days following the Closing Date. The Post-Closing Actuarial Report prepared and delivered as aforesaid will be final and binding upon the parties hereto for the purposes hereof, absent manifest error, unless the Purchaser notifies the Vendor in writing that it disputes the Value of the Policy Liabilities expressed therein within 20 Business Days after receipt by the Purchaser of the Post-Closing Actuarial Report.

(2) In the event that the Purchaser (after consultation with its own actuarial advisors) disputes the Value of the Policy Liabilities set forth in the Post-Closing Actuarial Report, the parties will work expeditiously and in good faith in an attempt to resolve any such dispute within a further period of 20 Business Days after the date of notification by the Purchaser to the Vendor of such dispute, failing which such dispute (and, for greater certainty, only such dispute) will be submitted for determination to Eckler Partners Ltd. The parties will instruct such firm of actuaries to complete the determination of such dispute within 60 days from the date such dispute is submitted to it. The determination of such firm of actuaries will be final and binding upon the parties hereto and not subject to appeal, absent manifest error. The firm of actuaries will act and will be deemed to be acting as experts and not as arbitrators. The costs and expenses of such firm of actuaries will be borne equally by the Vendor and the Purchaser. The Vendor and the Purchaser will each bear their own costs and the costs of their own actuarial advisors in presenting their respective cases to such firm of actuaries.

(3) The Purchaser shall cause the employees of the Purchased Business to prepare the Effective Date Financial Statements and calculations of (i) the Schedule 2.07(b) Amount, (ii) the amount, whether positive or negative (the “Price Adjustment Amount”), determined by subtracting the Schedule 2.07(b) Amount from the Estimated Schedule 2.07(b) Amount paid to the Vendor pursuant to Section 2.08(b) on the Closing Date, and (iii) the amount, whether positive or negative (the “Asset Adjustment Amount”), determined by subtracting from the

Value of the Policy Liabilities, as finally determined in accordance with Section 2.09(1) or (2), the Estimated Value of the Policy Liabilities and as further adjusted to the extent required by Section 4.11.

(4) The Purchaser shall cause the employees of the Purchased Business to prepare and deliver to the Vendor and the Purchaser a copy of the Effective Date Financial Statements and the calculations referred to in Section 2.09(3) within ten Business Days after the finalization of the Post-Closing Actuarial Report. The Vendor may object to any aspect of the Effective Date Financial Statements and/or calculations referred to in Section 2.09(3) hereof by notice in writing given to the Purchaser within 15 Business Days following the delivery of the Effective Date Financial Statements and calculations to the Vendor.

(5) In the event that a written statement of objections pursuant to the last sentence of Section 2.09(4), including the reasons therefor, is delivered, the Vendor and the Purchaser shall attempt in good faith to resolve such objections. If the Vendor and the Purchaser fail to resolve the objections within 5 Business Days after the delivery of the written objections, then the matters at issue shall be referred for final determination by a firm of chartered accountants (the “Independent Consultants”), acting as expert and not as arbitrator, other than the accountants of the Vendor or the Purchaser, selected by agreement of the Vendor and the Purchaser within such latter 5 Business Day period. If within such latter 5 Business Day period the Vendor and the Purchaser are unable to agree upon the selection of the Independent Consultants, then the matters at issue shall be referred by any of the parties to a Canadian accounting firm of national standing appointed by the President of the Canadian Institute of Chartered Accountants, other than the accountants of the Vendor or the Purchaser at the request of any party hereto, and such firm(s) shall be the Independent Consultants for the purposes of this paragraph. Fifty percent of the costs of the Independent Consultants shall be borne by the Vendor and 50% of the costs of the Independent Consultants shall be borne by the Purchaser.

(6) Subject to Section 2.09(7) below, the determination of the Independent . Consultants upon the matters in issue shall be final and binding upon the parties hereto and the Effective Date Financial Statements and the calculations shall be deemed to be amended forthwith for all purposes of this Agreement as may be required to give effect to such determination of the Independent Consultants.

(7) If the Vendor makes no objection to the Effective Date Financial Statements and/or calculations in accordance with this Section 2.09, or if after such objection the parties reach agreement on the disposition thereof then the Effective Date Financial Statements and calculations, as may be amended as aforesaid, shall be the Effective Date Financial Statements and calculations for all purposes of this Agreement.

(8) For the purpose of raising objections under this section, each of the parties hereto shall allow the other party and their authorized representatives access to all relevant books and records and shall cause their respective auditors or accountants to provide each other with all working papers and other relevant records.

2.10	Payment of Price Adjustment and Asset Adjustment Amounts

(1) The Vendor will pay to the Purchaser, if positive, and the Purchaser will pay to the Vendor, if negative, in each case by a wire transfer of immediately available funds within 2 Business Days after the date of the final and binding determination of the Value of the Policy Liabilities in accordance with Sections 2.09(1) and 2.09(2), the absolute value of the Asset Adjustment Amount.

(2) The Vendor will pay to the Purchaser, if positive, and the Purchaser will pay to the Vendor, if negative, the absolute value of the Price Adjustment Amount, in each case by a wire transfer of immediately available funds, within 17 Business Days of the date of delivery of the Effective Date Financial Statements and/or calculations if the Vendor has not raised an objection under Section 2.09(4), or if the Vendor has raised an objection, within 2 Business Days of the date of final determination of the adjustment amount by the Independent Consultants pursuant to Section 2.09(5).

(3) All amounts to be paid under this Section 2.10 shall bear interest at 3.5% per annum from and including the Closing Date to but not including the date of payment.

(4) The determinations and adjustments referred to in Section 2.09 and this Section 2.10 will not limit or affect any other rights or causes of action which either the Vendor or the Purchaser may have under this Agreement with respect to representations, warranties, covenants and indemnities in its favour contained herein.

2.11	Tax Filings

(1) The Purchaser and the Vendor will prepare and file their respective income tax returns, and make and file the elections referred to in Section 2.12, on a basis that is consistent with the allocations set out in Schedule 2.11, as determined pursuant to Sections 2.09 and 4.09 of this Agreement.

(2) The Purchaser and the Vendor will prepare and file their respective income tax returns on the basis that Subsection 138(11.92) of the Income Tax Act (Canada) applies to the purchase and sale of the Purchased Business.

2.12	Transfer Taxes and Tax Elections

(1) Subject only to Section 2.12(2), and unless required by Applicable Law, the Purchaser will be liable for and pay directly to the appropriate taxing authority or other Governmental Authority within the required time period, all Taxes, if any (but excluding any Taxes based upon the income, revenues or capital receipts of the Vendor), including for greater certainty any provincial sales taxes properly payable in connection with the transfer of the Assets.

(2) The Vendor and the Purchaser will at the Time of Closing, or as soon as reasonably practicable thereafter, execute elections, in prescribed form containing prescribed information, to have Subsection 167(1) of the Excise Tax Act (Canada) and Section 75 of An Act Respecting the Quebec Sales Tax (Quebec) apply at the time of the sale and purchase of the

Assets, and the provisions of any other equivalent provincial or territorial legislation that apply to the sale and purchase of the Assets. The Purchaser will file such elections with the appropriate tax returns within the time periods prescribed by such legislation. The Purchaser will indemnify and save harmless the Vendor from any federal goods and services, Quebec sales taxes or equivalent tax payable under any other provincial or territorial legislation, and related penalties, interest and costs that arise as a result of any tax authorities determining that such elections are not available in respect of the transfer of the Assets under this Agreement and the indemnity will survive Closing and be of unlimited duration.

(3) The Vendor and the Purchaser will at the Time of Closing, or as soon as reasonably practicable thereafter, jointly execute an election under Section 22 of the Income Tax Act (Canada), and similar provisions under any applicable provincial income tax legislation, as to the sale of the accounts receivable of the Vendor to be purchased hereunder and will each file such election with the appropriate tax returns within the time periods prescribed by such legislation.

(4) The Vendor and the Purchaser will at the Time of Closing, or as soon as reasonably practicable thereafter, execute a joint election in prescribed form under subsection 20(24) of the Income Tax Act (Canada) and similar provisions under any applicable provincial income tax legislation in respect of the assets to be transferred and the obligations to be assumed hereunder to which paragraph 12(1)(a) of the Income Tax Act (Canada) applies, and will file such elections with the appropriate tax returns within the time periods prescribed by such legislation.

ARTICLE 3 - REPRESENTATIONS AND WARRANTIES

3.01	Vendor’s Representations and Warranties

The Vendor represents and warrants to the Purchaser that:

Corporate

(a)	The Vendor is a corporation duly incorporated, organized and validly existing under the laws of the State of Tennessee with the corporate power to own its assets and to carry on its business.

(b)	The Vendor has the power, authority and right to enter into and deliver this Agreement and each of the Ancillary Agreements and, subject to the receipt of the Regulatory Approvals and the Permitted Encumbrances, to transfer the legal and beneficial title and ownership of the Assets to the Purchaser free and clear of all liens, charges, encumbrances and any other rights of others.

(c)	Subject to receipt of the Regulatory Approvals, this Agreement constitutes and, at the Time of Closing, each Ancillary Agreement will constitute a valid and legally binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(d)	There is no contract, option or any other right of another binding upon or which at any time in the future may become binding upon the Vendor to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Assets other than pursuant to the provisions of this Agreement or the Ancillary Agreements or pursuant to purchases and sales of investment assets in the usual and ordinary course of the Purchased Business.

(e)	Subject to receipt of the Regulatory Approvals, neither the entering into nor the delivery of this Agreement nor the completion of the transactions contemplated hereby by the Vendor will result in the violation of:

(i)	any of the provisions of the constating documents or by-laws of the Vendor,

(ii)	any agreement or other instrument to which the Vendor is a party or by which the Vendor is bound, or

(iii)	any Applicable Law.

Financial

(f)	The books and records of the Vendor relating to the Purchased Business are true and correct, in all material respects, and present fairly and disclose in all material respects the financial position of the Purchased Business and all material financial transactions of the Vendor relating to the Purchased Business have been accurately recorded in such books and records.

(g)	The audited financial statements of the Branch, consisting of the Balance Sheet and statements of income, head office account in Canada, and cash flows for the period ended on the Balance Sheet Date, together with the report of Ernst & Young LLP, chartered accountants, thereon and the notes thereto (collectively, the “Audited Financial Statements”), a copy of which is attached hereto as Schedule 3.01 (g):

(i)	are in accordance with the books and accounts of the Branch as at the Balance Sheet Date,

(ii)	present fairly, in all material respects, the financial position of the Branch as at the Balance Sheet Date,

(iii)	have been prepared in accordance with GAAP consistently applied, and

(iv)	present fairly all of the assets and liabilities of the Branch as at the Balance Sheet Date.

(h)	Except as disclosed in Schedule 3.01(h), the Interim Financial Statements:

(i)	are, in all material respects, in accordance with the books and accounts of the Branch as at the Relevant Balance Sheet Date,

(ii)	present fairly, in all material respects, the financial position of the Branch as at the Relevant Balance Sheet Date,

(iii)	have been prepared, in all material respects, in accordance with GAAP consistently applied, and

(iv)	present fairly, in all material respects, all of the assets and liabilities of the Branch as at the Relevant Balance Sheet Date.

(i)	The Policy-Specific Liabilities and the changes thereto shown in the Audited Financial Statements have been valued by the appointed actuary of the Branch, in all material respects, in accordance with accepted actuarial practice in Canada, except as disclosed in Schedule 3.01 (i).

(j)	Except as disclosed in Schedule 3.01(h), the reserves for losses, claims and expenses carried on the books and records of the Branch were established, in all material respects, in accordance with GAAP, as modified by statutory accounting principles prescribed or permitted by OSFI.

(k)	Since the Balance Sheet Date, the Purchased Business has been carried on in its usual and ordinary course and the Vendor has not entered into any transaction relating to the Purchased Business that is out of the usual and ordinary course of the Purchased Business.

(l)	Since the Balance Sheet Date, there has been no Material Adverse Change.

(m)	The annual returns of the Branch for the years ended December 31, 2000, 2001 and 2002 as filed with OSFI and as subsequently amended were prepared in all material respects in accordance with accounting policies as prescribed or permitted by OSFI.

(n)	All material amounts owing to employees and sales agents of the Branch in respect of wages, salaries, commissions, consulting fees, benefits, incentive bonuses and other compensation as of the Balance Sheet Date have been reasonably estimated and recorded in the Audited Financial Statements, except as set out in Schedule 3.01(n).

(o)	The Vendor has and will as of the Closing Date have paid in full all material assessments required by any Governmental Authority or industry related agency, authority, tribunal or commission, or by CompCorp, the Canadian Life and Health Insurance Association or any other similar industry association or organization required to have been paid by the Vendor prior to the Closing Date.

Undisclosed Liabilities

(p)	There are no Liabilities of the Purchased Business of any kind and there is no basis for any assertion against the Purchased Business of any Liabilities of any kind, other than, without duplication:

(i)	as of the Relevant Balance Sheet Date, Liabilities disclosed or provided for in the Financial Statements;

(ii)	the Excluded Liabilities and the Policy Liabilities;

(iii)	Liabilities incurred in the usual and ordinary course of business and which, in the aggregate, are not materially adverse to the Purchased Business;

(iv)	other Liabilities disclosed in this Agreement or in the Schedules attached hereto; and

(v)	any other Liabilities that are not individually or in the aggregate material to the Purchased Business taken as a whole.

Compliance with Laws

(q)	Except as disclosed in Schedule 3.01(q), the Purchased Business is being conducted in substantial compliance with those Applicable Laws of the Applicable Jurisdictions in which such business is carried on, except for acts of non-compliance which in the aggregate are not material to the Purchased Business, and, to the knowledge of the Vendor, there are no circumstances existing which, with the passage of time or the giving of notice or both, would result in the Purchased Business not being in such substantial compliance.

(r)	The Branch has filed all material statements, returns and reports with the appropriate insurance regulatory authorities as required by all Applicable Laws and such statements, returns and reports are accurate in all material respects. Such statements, returns and reports were in material compliance with Applicable Law when filed, and no material deficiencies have been asserted with respect thereto. The Vendor has made available to the Purchaser for review copies of all material registrations, filings or submissions made by or on behalf of the Vendor to any applicable insurance regulatory authority in Canada and all reports of examinations issues or conducted by any such insurance regulatory authorities for the three (3) years ending on the Balance Sheet Date.

(s)	Except as disclosed in Schedule 3.01(q), the Vendor holds all necessary licenses, approvals and consents from Canadian federal and provincial insurance regulatory authorities required to carry on the Purchased Business in Canada as it is presently carried on by the Branch. The Vendor is not in default, nor has the Vendor received any notice of Claim, with respect to any such licenses, approvals and consents.

(t)	The Purchased Business is carried on in each of the Applicable Jurisdictions. The Branch does not conduct any business in any other jurisdiction, nor does the Branch write any type of insurance other than life, health, accident or sickness insurance.

Title to Assets

(u)	The Vendor is the owner of the Assets with good and marketable title to the Purchased Invested Assets and good title to all the other Assets, free and clear of all liens, charges, encumbrances and any other rights of others, other than Permitted Encumbrances, or as otherwise disclosed herein.

Invested Assets

(v)	The September 30 Invested Asset Portfolio comprises all the Invested Assets held by the Vendor as of September 30, 2003. The credit quality and duration of the Invested Assets held by the Vendor on the date of this Agreement are materially similar in the aggregate to the credit quality and duration of those in the September 30 Invested Asset Portfolio.

Sufficiency of Assets

(w)	The Assets together with the Excluded Assets to be replaced by the Purchaser or made available to the Purchaser pursuant to the Transition Services Agreement are adequate and sufficient for the conduct of the Purchased Business as presently conducted, however this statement does not refer to the adequacy or sufficiency of the Invested Assets of the Purchased Business. No person other than the Vendor owns any assets, other than Excluded Assets, which are being used in or are reasonably necessary to carry on the Purchased Business in the usual and ordinary course other than assets leased or licensed to the Vendor.

Contracts and Commitments

(x)	Except for Policies, Excluded Contracts, unwritten employment agreements, Producer Contracts and other contracts or commitments otherwise specifically referenced in this Agreement by date and party, the contracts listed in Schedule 1.01(7) constitute all of the contracts to which the Vendor is a party related to the Purchased Business that constitute Material Contracts.

(y)	The Vendor is not in material breach of any Material Contract and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a material breach, and, to the knowledge of the Vendor, all Material Contracts are in good standing and in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder.

(z)

Except as disclosed in Schedule 3.01(z), none of the contracts to which the Vendor is a party related to the Purchased Business, other than Excluded Contracts, contains any restrictive covenant, non-competition covenant or other provision that would prohibit or constrain the Purchaser or any of its Affiliates from carrying on the Purchased Business or any other business in the usual and ordinary course, whether before or after termination of such contract.

(aa)	The Vendor is not the owner of, or under any agreement or option to own, any real property or any interest therein related to the Purchased Business, other than its interest in the Leases and the Excluded Leases.

(bb)	The Vendor is not a party to, or under any agreement or option to become a party to any lease with respect to real property used or to be used in the Purchased Business, other than the Leases and the Excluded Leases.

(cc)	The Vendor does not have any agreements, options or commitments to acquire any securities of any corporation or to acquire or lease any real property or assets to be used in or in connection with the Purchased Business, other than purchases and sales of investment assets in the usual and ordinary course of the Purchased Business and other than the Leases and the Excluded Leases.

(dd)	The Vendor is not in material breach of any Lease and there exists no condition, event or act that, with the giving of notice or lapse of time or both, would constitute such a material breach, and, to the knowledge of the Vendor, all the Leases are in good standing and in full force and effect without amendment thereto and the Vendor is entitled to all benefits thereunder. The Vendor is exclusively entitled to all rights and benefits as lessee or sublessee under each Lease and, as lessee or sublessee, has not sublet, assigned, licenced or otherwise conveyed any rights in the premises subject to any Lease to any other person. All rental and other payments and other obligations required to be paid and performed by the Vendor pursuant to each Lease have been duly paid and performed.

Policies

(ee)	The terms and conditions of all Policies now being offered for sale by the Branch are substantially the same as those contained in the group policy forms attached hereto as Schedule 3.01(ee), and in the individual policy forms listed in Schedule 3.01(ee), which have been made available to the Purchaser for its review, except as described therein and except for terms and conditions that are both non-material and non-financial. All Policy Liabilities arising from the terms and conditions of Policies now in force but no longer offered for sale that differ materially from those contained in the forms attached hereto as Schedule 3.01(ee) have been reflected in all material respects in the annual reports of the appointed actuary of the Vendor.

Participating Policies

(ff)

Part I of Schedule 3.01 (ff) sets out the names of all policyholders of the Branch holding participating Policies, the Policy Liabilities of which the Purchaser is assuming (the “Participating Policies”). The aggregate Policy-Specific Liabilities of the Participating Policies as at the date hereof does not exceed the amounts accrued in the policy fund account as set out in Part II of Schedule 3.01(ff). Part III of Schedule 3.01(ff) sets out the current interest rate assumptions and dividend policy in respect of dividends payable on the Participating Policies. Part IV of Schedule 3.01(ff) summarizes the undertakings of the Vendor given to OSFI and any other Governmental Authority, and any other commitments, orders or regulatory requirements imposed by OSFI or any other Governmental Authority specifically upon the Vendor in connection with the Participating Policies.

Intellectual Property

(gg)	Except for the Retained Intellectual Property (to which no rights are being transferred or assigned to the Purchaser, directly or indirectly, hereunder other than pursuant to the Trade-Mark Licence Agreement), Schedule 3.01(gg) lists all of the Intellectual Property used by the Purchased Business which is material to the Purchased Business. The Vendor has good and valid title to all such Intellectual Property, free and clear of any and all liens, charges, encumbrances and any other rights of others, other than Permitted Encumbrances.

(hh)	To the knowledge of the Vendor, the conduct of the Purchased Business does not infringe upon, and the Vendor has not received any notice, complaint, threat or Claim alleging infringement of, the trade marks, trade names, patents, copyrights, industrial designs, trade secrets or other proprietary rights of any other person, in such a manner as would reasonably be expected to affect materially and adversely the value of the Purchased Business. Nothing has come to the attention of the Vendor to the effect that any trade mark, trade name or other intellectual property being used, or any service or product being distributed or sold, by any other person may infringe any rights (including any Intellectual Property rights) of the Vendor.

Software

(ii)	The Vendor owns all right, title and interest in the Software free and clear of all liens, charges and encumbrances or other rights of others. To the knowledge of the Vendor, no Software is infringed by any third party. The Vendor has not granted a licence to any of the Software.

(jj)	To the knowledge of the Vendor, the use of the Software in the Purchased Business as now conducted has not and does not infringe, misappropriate or violate any Intellectual Property rights of any third party.

(kk)	All Software that is licensed by the Vendor is covered by a licence agreement that covers all use of the Software as presently conducted. To the knowledge of the Vendor, the Vendor is not in breach of any licence of any Software.

(ll)

To the knowledge of the Vendor, the Software is free of any undisclosed program routine, device, or other feature, including, a time bomb, software lock, drop-dead device, or malicious logic or, as of the time of each delivery, any virus, worm or

Trojan horse, that is designed to delete, disable, deactivate, interfere with, or otherwise harm them, and any virus or other intentionally created, undocumented contaminant that may, or may be used to, access, modify, delete, damage or disable any hardware, system or data or that may result in damage thereto.

Employees

(mm)	The Vendor does not have any written employment contract or consulting contract relating to the Purchased Business with any person whomsoever, except as disclosed in Schedule 3.01 (mm).

(nn)	Schedule 3.01(nn) sets out:

(i)	the names of all employees of the Purchased Business,

(ii)	the names of all independent contractors and consultants retained in connection with the Purchased Business, other than Producers (the “Contractors”),

(iii)	their annual salary or remuneration,

(iv)	their job title,

(v)	in respect of employees, their starting date of employment,

(vi)	in respect of Contractors, the length of their respective contracts with the Vendor, and

(vii)	the names of those employees of the Purchased Business who are absent due to illness, injury, pregnancy/parental or other statutory leave and their anticipated date of return to active employment.

(oo)	As at the date hereof, the Vendor is not bound by or a party to any collective bargaining agreement relating to the Purchased Business.

(pp)	As at the date hereof, no trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent:

(i)	holds bargaining rights with respect to any employees of the Purchased Business by way of certification, interim certification, voluntary recognition, designation or successor rights,

(ii)	has applied to be certified as the bargaining agent of any employees of the Purchased Business, or

(iii)	has applied to have the Purchased Business declared a related employer or successor employer pursuant to applicable labour legislation.

(qq)	As at the date hereof to the knowledge of the Vendor, there are no actual, threatened or pending organizing activities of any trade union, council of trade unions, employee bargaining agency or affiliated bargaining agent or any actual, threatened or pending unfair labour practice complaints pertaining to the Purchased Business.

(rr)	Except in the ordinary course of business or as required by law or consistent with the Purchased Business’ past practices, since the Balance Sheet Date, there have been no changes in the terms and conditions of employment of any employees of the Purchased Business, including their salaries, remuneration and any other payments to them, and there have been no changes in any remuneration payable or benefits provided to any consultant, independent contractor or agent of the Purchased Business, and the Vendor has not agreed or otherwise become committed to change any of the foregoing since that date. Except as disclosed in Schedule 3.01(nn), the Vendor has no agreements in effect for special payments, retention bonuses, retiring allowances, excess benefit plans, “golden parachute” plans providing for severance payments on the sale of the Branch, and no like agreement will be entered into prior to the Closing Date, without the consent of the Purchaser.

(ss)	Except as disclosed in Schedule 3.01(ss), no amounts on account of salary, wages, commission or consulting fees are currently owed to any employee of the Purchased Business or Contractor for services rendered to the Branch except for salary, wages, commission or consulting fees earned and accrued during the current pay period and payable on the next succeeding payment date in accordance with the Vendor’s usual practice.

(tt)	There are no outstanding charges or complaints against the Vendor relating to the Purchased Business relating to unfair labour practices, discrimination or human rights violations under any legislation relating to employees or human rights.

(uu)	To the knowledge of the Vendor, there are no facts or circumstances which could reasonably be expected to give rise to a Claim by, or in respect of, any Contractor, Producer or any shareholder, employee or agent thereof that such person is an employee of the Vendor and is entitled to be treated as such at law, including but not limited to any Claims by any Governmental Authority.

Benefits Plans

(vv)

Schedule 3.01(vv) contains a list of every material written and oral, benefit plan or program currently maintained, contributed to, or provided by the Vendor for the benefit of any of the Purchased Business’ current employees or Contractors or their respective dependants or beneficiaries and in respect of which obligations remain outstanding (the “Benefit Plans”) including all bonus, deferred compensation, incentive compensation, share purchase, share option, stock appreciation, phantom stock, savings, profit sharing, severance or termination pay, health or other medical, life, disability or other insurance (whether insured or self-insured), supplementary unemployment benefit, pension, retirement and supplementary retirement plans or programs.

(ww)	Schedule 3.01(ww) contains a list of all current compensation policies and practices of the Vendor (“Compensation Policies”) applicable to employees of the Purchased Business and Contractors.

(xx)	The Vendor has delivered or made available to the Purchaser in the data room, true, complete and up-to-date copies of all existing Benefit Plans and Compensation Policies and all amendments thereto together with all summary descriptions of the Benefit Plans and Compensation Policies provided to present participants therein and, no promises or commitments have been made by the Vendor to amend any Benefit Plan or Compensation Policy.

Taxes

(yy)	The Vendor is registered under Part IX of the Excise Tax Act (Canada) with registration number 1004335708RT and under An Act Respecting the Quebec Sales Tax (Quebec) with registration number 1000697407TQ1.

(zz)	The Vendor is a non-resident insurer that is licensed or otherwise authorized under the laws of Canada or a province to carry on an insurance business in Canada and carries on an insurance business, within the meaning of Subsection 138(1) of the Income Tax Act (Canada).

Litigation

(aaa)	Except for insurance claims litigation and regulatory investigations, examinations and proceedings in the normal and usual course of the Purchased Business (other than those involving Market Misconduct) and except as set out on Schedule 3.01(aaa), to the knowledge of the Vendor, there are no outstanding actions, suits, investigations, audits or proceedings at law or equity or before any Governmental Authority existing or, to the knowledge of the Vendor, pending, and which might involve the possibility of a material judgment, liability or adverse finding against the Purchased Business. Without restricting the generality of the foregoing, except as set out in Schedule 3.01(aaa), the Vendor has received no written notice of any claim or proceeding against or involving the Vendor alleging Market Misconduct which might involve the possibility of a material judgment, liability or adverse finding against the Purchased Business, and, to the knowledge of the Vendor, no events have occurred which are reasonably likely to give rise to any such claim or proceeding.

Environmental Matters

(bbb)

Neither the Vendor nor, to the knowledge of the Vendor, any other person has deposited, added, emitted, discharged, disposed of, or stored, any hazardous or toxic substances, pollutants, wastes or contaminants on any of the premises currently leased by the Branch during the time such premises have been leased by the Branch.

Insurance

(ccc)	Attached hereto as Schedule 3.01(ccc) is a true and complete list of all insurance policies maintained by the Vendor in respect of the Purchased Business that specifies the insurer, the type of insurance and any pending claims thereunder.

Claims

(ddd)	The Vendor’s historical claims resolution experience for its eleven (11) most recent fiscal quarters is detailed in Schedule 3.01(ddd).

3.02	Survival of Vendor’s Representations, Warranties and Covenants

(1) The representations and warranties of the Vendor set forth in Section 3.01 will survive the completion of the Transactions and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser for a period of 24 months from the Closing Date except for representations and warranties relating to Taxes, which shall survive for 30 days beyond the applicable reassessment and appeal period and, except for claims involving the representation and warranty given in Section 3.01(ff) or fraud, each of which shall survive indefinitely.

(2) The covenants of the Vendor set forth in this Agreement (other than the covenant set forth in Section 4.01 with respect to representations and warranties being true at the Time of Closing) will survive the completion of the Transactions and, notwithstanding such completion, will continue in full force and effect for the benefit of the Purchaser in accordance with the terms thereof.

3.03	Purchaser’s Representations and Warranties

The Purchaser represents and warrants to the Vendor that:

(a)	The Purchaser is a corporation incorporated, organized and validly existing under the laws of Canada.

(b)	The Purchaser has the power, authority and right to enter into and deliver this Agreement and each of the Ancillary Agreements and, subject to receipt of the Regulatory Approvals, to complete the Transactions.

(c)	Subject to receipt of the Regulatory Approvals, this Agreement constitutes and, at the Time of Closing, each Ancillary Agreement will constitute a valid and legally binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and to the fact that specific performance is an equitable remedy available only in the discretion of the court.

(d)	The Purchaser is registered under Part IX of the Excise Tax Act (Canada) with registration number 898664354 RT0001 and under An Act Respecting the Quebec Sales Tax (Quebec) with registration number 1086600494 TQ0001.

(e)	The Purchaser is a Canadian within the meaning of the Investment Canada Act (Canada).

(f)	The Purchaser, or an Affiliate of the Purchaser, is registered and licensed to write life, health, accident and sickness insurance in each of the Applicable Jurisdictions.

(g)	In connection with its decision to acquire the Assets and to enter into this Agreement, the Purchaser represents and warrants that:

(i)	it is a sophisticated party with such knowledge and experience in business matters that it appreciates the merits and risks of acquiring the Purchased Business and consummating the Transactions;

(ii)	it has conducted its own due diligence investigation and has had the opportunity to ask questions and receive answers with respect to any information it deems material to an investment decision; and

(iii)	it will have, directly or through the support of its Affiliates, immediately available funds in the amount of the portion of the Purchase Price payable in cash at the Time of Closing, and it will have, directly or through the support of its Affiliates, funds sufficient to pay the Asset Adjustment Amount and Price Adjustment Amount, if and to the extent payable by the Purchaser.

(h)	Neither the Purchaser nor any of its Affiliates is subject to income taxation by the United States as a result of the transactions contemplated by this Agreement either directly or indirectly under Subpart F of Subchapter N of the Internal Revenue Code of the United States.

(i)	The Purchaser does not intend to acquire any of the applications listed in Schedule B of the Transition Services Agreement from the Vendor, or any of the contracts listed on Schedule 1.01(3), but does intend to make use of some or all of such applications at some time during the period of the Transition Services Agreement.

3.04	Survival of Purchaser’s Representations, Warranties and Covenants

(1) The representations and warranties of the Purchaser set forth in Section 3.03 will survive the completion of the Transactions and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor for a period of 24 months from the Closing Date.

(2) The covenants of the Purchaser set forth in this Agreement (other than the covenant set forth in Section 4.02(1) with respect to representations and warranties being true at the Time of Closing) will survive the completion of the Transactions provided for and, notwithstanding such completion, will continue in full force and effect for the benefit of the Vendor in accordance with the terms thereof.

ARTICLE 4 - COVENANTS

4.01	Covenants of the Vendor

(1) The Vendor will ensure that, except as explicitly set forth herein, the representations and warranties of the Vendor set out in Section 3.01 over which the Vendor has reasonable control are true and correct at the Time of Closing and that the conditions of this Agreement for the benefit of the Purchaser set out in Section 5.01(1) over which the Vendor has reasonable control have been performed or complied with by the Time of Closing.

(2) The Vendor will use its reasonable commercial efforts to obtain prior to the Time of Closing any required consents from third parties to the assignment or transfer of any contracts to be assigned to the Purchaser, including the Material Contracts; provided that the Vendor will not be required to obtain any such consents as a condition precedent to the completion of the Transactions other than those which are Required Consents and will not be required to pay, in aggregate with respect to all such consents, more than $500,000 to such third parties to obtain such consents.

(3) Until the earlier of the Closing Date and the termination of this Agreement without closing, neither the Vendor nor any entity related thereto, either directly or through agents, brokers or advisors, shall continue or enter into any discussions or negotiations with any other party regarding the possible sale, transfer, assignment, merger or consolidation of the Purchased Business or the Assets or any part thereof, other than discussions or negotiations regarding the sale of assets in the ordinary course of business. Neither the Vendor nor its agents, employees or other persons under its direction and control shall disclose, distribute or disseminate to any other party any information relating to then current or prospective sales agents, policyholders or other clients of the Branch, including its policyholder list, except as required under Applicable Law or in the ordinary course of business.

(4) The Vendor will remit to the Purchaser all funds related to the Liabilities of the Purchased Business assumed by the Purchaser, received by the Vendor on or after the Effective Time within five (5) Business Days of the end of the calendar month in which such funds are received by the Vendor.

(5) The Vendor will cause UnumProvident Corporation to enter into a trade-mark licence agreement (the “Trade-Mark Licence Agreement”) with the Purchaser in the form attached hereto as Schedule 4.01(5), whereby the Purchaser will have the right to continue to use the Retained Intellectual Property in the conduct of the Purchased Business for a limited period of time after the Closing Date.

(6) The Vendor will make commercially reasonable efforts to obtain from courts of competent jurisdiction appropriate orders exempting the Transactions from the application of the

Bulk Sales Act (Ontario) and any similar legislation in force in a province in which Assets are located prior to the Closing Date. If any such order is not available after the application of such commercially reasonable efforts, then the Vendor will indemnify the Purchaser from and against any Claims incurred by the Purchaser directly or indirectly by reason of the non-compliance by the Vendor with such legislation.

4.02	Covenants of the Purchaser

(1) The Purchaser will ensure that, except as explicitly set forth herein, the representations and warranties of the Purchaser set out in Section 3.03 over which the Purchaser has reasonable control are true and correct at the Time of Closing and that the conditions of closing for the benefit of the Vendor set out in Section 5.02(1) over which the Purchaser has reasonable control have been performed or complied with by the Time of Closing.

(2) Immediately after Closing, the Purchaser will commence the re-branding of the Purchased Business provided that the Vendor is in substantial compliance with the Transition Services Agreement. The Purchaser agrees that it will use the Retained Intellectual Property in accordance with the terms of the Trade-Mark Licence Agreement.

(3) The Purchaser will be responsible for obtaining and maintaining all policies of insurance in connection with the Purchased Business from and after the Time of Closing.

(4) The Purchaser will remit to the Vendor all funds received by the Purchaser after the Closing Date which are properly for the account of the Vendor, within (5) Business Days of the end of the calendar month in which such funds are received by the Purchaser.

(5) The Purchaser acknowledges and agrees that all inter-corporate arrangements related to the Purchased Business will be terminated at or prior to the Time of Closing and all inter-corporate accounts related to the Purchased Business will be paid or settled at or prior to the Time of Closing except to the extent such arrangements may be continued for a limited period pursuant to the Transition Services Agreement.

(6) The Purchaser will reimburse the Vendor for 50% of the costs incurred by the Vendor in connection with obtaining the orders exempting the Transactions from the application of the Bulk Sales Act (Ontario) and any similar legislation as required pursuant to Section 4.01(6).

4.03	Regulatory Approvals

The Vendor and the Purchaser will use their best efforts to obtain the Regulatory Approvals, as soon as practicable after the date hereof and will, in any event, not later than thirty (30) Business Days after the date hereof, make all necessary applications, filings and submissions required to obtain the Regulatory Approvals and will use their best efforts to file any additional information requested in respect thereof in a timely manner. The parties hereto will coordinate and cooperate with one another in exchanging such information and supplying such assistance as may be reasonably requested by each other in connection with the foregoing. Unless otherwise agreed, competitively sensitive information will be exchanged between the Vendor and the Purchaser only through their respective legal counsel. Counsel for the Vendor or the Purchaser may contact the relevant Governmental Authority at any time to discuss the status of such applications, filings and submissions provided that counsel for the other party is given the opportunity to participate in such contact, and, if required by any Governmental Authority, each such party will consent to such Governmental Authority discussing such matters with counsel to the other party. The Vendor and the Purchaser will share equally the cost of all application and filing fees payable in connection with applying for and obtaining the Regulatory Approvals described in paragraphs (i) to (iii) inclusive of the definition of “Regulatory Approvals” contained in Section 1.01 and the Vendor will pay all application and filing fees payable in connection with applying for and obtaining the Regulatory Approval described in paragraph (iv) of the definition of “Regulatory Approvals” contained in Section 1.01. The parties or their respective counsel will keep each other reasonably informed of the status of the review process and each party will provide the other party with copies of any submission or application in draft form (with any confidential information redacted therefrom).

4.04	Publicity

The initial press releases announcing the Transactions contemplated herein will be released after consultation between the parties hereto after the close of business on the date hereof, and thereafter the parties hereto will consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions and prior to making any filings with any Governmental Authority or with any securities exchange or interdealer quotation service with respect thereto, except as may be required by Applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange or interdealer quotation service.

4.05	Employees

(1) The Purchaser will, effective as at the Effective Time, offer to employ at and after the Effective Time all of the employees of the Purchased Business employed in Canada on substantially the same terms and conditions of employment in the aggregate as are in effect on the date hereof.

(2) Subject to the provisions of Section 4.05(1), the Vendor will continue to be responsible for and will discharge all obligations and liabilities for wages, commissions, salaries, severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, damages for wrongful dismissal or other employee benefits or claims, including stock purchase plan entitlements, retention payments, bonuses, variable or incentive compensation, stock options or stock purchase plan entitlements and vacation pay accrued up to the Effective Time, in respect of all employees of the Purchased Business at the Effective Time other than those obligations and liabilities relating to accrued incentive compensation specifically assumed by the Purchaser in accordance with the formula set out in Schedule 2.07(b). The Purchaser assumes and will discharge all such obligations and liabilities relating to Claims made or incurred after the Effective Time in respect of all such employees who accept the Purchaser’s offer of employment made in accordance with Section 4.05(1) (the “Assumed Employees”). For greater certainty, Claims for severance pay, termination pay, notice of termination of employment or pay in lieu of such notice, or damages for wrongful dismissal by employees of the Purchased Business who refuse the Purchaser’s offer of employment by reason of the fact that the offer fails to comply with Section 4.05(1), shall be the responsibility of the Purchaser.

(3) All items in respect of employees of the Purchased Business that require adjustment including, without limiting the generality of the foregoing, premiums for employment insurance, Canada Pension Plan, Quebec Pension Plan, employer health tax, applicable statutory hospitalization insurance, workers’ compensation assessments, vacation pay, accrued wages, salaries and commissions and employee benefit plan payments will be appropriately adjusted to the Effective Time. To the extent that the Vendor makes any payments to the Purchaser on account of such adjustments, the Purchaser agrees to indemnify and save harmless the Vendor from and against all Claims in connection therewith, but only to the extent of the monetary value of such adjustment payment made by the Vendor to the Purchaser and the value of any Claims associated therewith.

(4) Without limiting the foregoing, not later than 30 days following the Effective Time the Vendor shall pay to each Assumed Employee who was entitled to receive incentive compensation pursuant to the Management Incentive Compensation Plan (“MICP’) for 2003, or who was employed in 2004, a share calculated as set forth herein, of the MICP incentive compensation such employee would have received in 2004 if plans with terms and conditions substantially similar to those of the MICP for 2003 were in effect in 2004.

(a)	To calculate the amount payable to an Assumed Employee with respect to the MICP pursuant to this Section 4.05(4), for each Assumed Employee, the Vendor shall multiply the target percentage in effect with respect to such Assumed Employee as of the Effective Time (“Target Percentage”), without adjustment thereof for such Assumed Employee’s performance during the period between December 31, 2003 and the Effective Time, by the Eligible Earnings paid to each such Assumed Employee in each month or part of a month elapsing in the period between December 31, 2003 and the Effective Time (the “Calculation Period”). For purposes of calculating the amount to be paid to an Assumed Employee hereunder, the Corporate Achievement target shall be deemed to have been met at the 100% level. Persons hired by the Vendor during 2003 and in 2004 up to the Effective Time who commence employment with the Purchaser at the Effective Time shall be deemed to be Assumed Employees for purposes of calculating the MICP award in 2004. “Eligible Earnings” are defined to mean base pay paid to an Assumed Employee during each month or part of a month during the Calculation Period.

(b)	For avoidance of uncertainty, the Vendor shall have no obligation under this Section 4.05 to pay to the Purchaser or any Assumed Employees any incentive compensation payments as to which there is any accrued incentive compensation entitlement specifically assumed by the Purchaser in accordance with Schedule 2.07(b) in respect of the period up to the Effective Time.

4.06	Pension and Welfare Benefits

(1) Effective as of the Effective Time, the Purchaser shall establish, or cause to be established, or designate benefit arrangements (“Purchaser’s Benefit Plans”) to provide benefits to each Assumed Employee of the Purchased Business on and after the Effective Time. Effective as of the Effective Time, each Assumed Employee shall cease to actively participate in and accrue benefits under the Benefit Plans and shall commence, without interruption, to participate in and accrue benefits, without limitation or restriction due to pre-existing medical conditions (other than any limitation of coverage or restriction applicable to a particular employee under the Benefit Plans), and any and all requirements to provide evidence of insurability (other than any requirement to provide such evidence of insurability under the Benefit Plans) shall be waived under the Purchaser’s Benefit Plans, subject to Applicable Law. Periods of employment with the Vendor, to the extent recognized under the Benefit Plans immediately prior to the Effective Time, shall be taken into account only for purposes of determining, as applicable, vesting, eligibility for participation and eligibility for early retirement subsidy of any Assumed Employee under the Purchaser’s Benefit Plans (other than under the Purchaser’s post-retirement non-pension benefit plan). Periods of employment with the Purchaser shall be taken into account for purposes of determining, as applicable, vesting, eligibility for participation and eligibility for early retirement subsidy of any Assumed Employee under the Benefit Plans.

(2) The Vendor shall retain responsibility under any Benefit Plan that is a group life, accident, medical, dental or disability plan or similar arrangement (whether or not insured) for all amounts payable by reason of or in connection with any Claims incurred or asserted by an Assumed Employee (or any beneficiary or dependent thereof) to the extent that such claim relates to events occurring (whether or not reported) during the period prior to the Effective Time. For the purposes of this Section 4.06(2), a claim shall be deemed to have been “incurred” when, (i) with respect to medical or dental benefits, the medical or dental services giving rise to such Claim are performed and (ii) with respect to life, accident or disability benefits, when the event, condition or illness giving rise to such Claim occurs.

(3) The Purchaser will not assume or incur any liability or responsibility whatsoever under any Benefit Plan, and the Vendor agrees that it shall be solely responsible for any Claim by any employee of the Purchased Business or any other person under or relating to any Benefit Plan and all costs and expenses relating to, or arising in connection with, any Benefit Plan, whether or not such Claims or costs are asserted prior to, on or after the Closing Date.

(4) On or before the Effective Time, the Vendor shall make such contributions to the UnumProvident Retirement Plan, registration number 1090307, as are required to fully fund such registered pension plan on a wind-up basis as of January 1,2003 based on actuarial assumptions set out in Schedule 4.06(4).

(5) The Vendor agrees that it will not, at any time, amend any registered pension plan of which Assumed Employees are suspended members where such amendment would adversely affect such Assumed Employees’ rights to benefits (vested or unvested) under the terms of the registered pension plan in effect as of the date of this Agreement, including rights to early retirement subsidies, unless the other employees of the Vendor are similarly affected by such amendment. For greater certainty, the Purchaser agrees that the Vendor may at any time make any amendment, other than an adverse amendment unless the other employees of the Vendor are similarly affected by such amendment, to, and may terminate and wind up, any registered pension plan of which Assumed Employees are suspended members.

(6) The parties agree to furnish each other with information concerning the Assumed Employees, employee payroll and employee benefit plans, subject to confidentiality considerations, as is necessary and appropriate for the administration of the Benefit Plans and the Purchaser’s Benefit Plans after the Effective Time.

(7) With respect to any Assumed Employee who is on short-term or long-term disability under any Benefit Plan as of the Effective Time, such employee will be entitled to disability benefits under a Policy being assumed by the Purchaser to provide long-term disability benefits after the Effective Time to those Assumed Employees, and in respect of which appropriate reserves satisfactory to the Purchaser will be established as of the Effective Date and reflected in the Policy Liabilities.

(8) Prior to Closing the Vendor will establish an accrual account in the amount of $1.5 million to account for future benefit obligations in respect of Assumed Employees who are in receipt of long-term disability benefits at the Time of Closing and, for greater certainty, such accrual account shall be included as an Assumed Payable under Schedule 2.07(b).

(9) The Vendor shall cause Assumed Employees who participate in a restricted share plan to be vested in one third of any restricted share or deferred cash awards.

4.07	Spillover Services Agreement

(1) The Vendor and Purchaser will use their reasonable commercial efforts to negotiate an agreement (the “Spillover Services Agreement”) prior to the Closing Date which will provide for the writing of group benefits policies by the Purchaser in respect of U.S. group benefits customers of the Vendor or its Affiliates which have employees located in Canada (the “Spillover Business”). For the purposes of this arrangement, and subject to the exceptions referenced in (2) and (3) below, the Purchaser shall have the exclusive right, at its discretion, to write the Spillover Business, in respect of which the Vendor or its Affiliate, as the case may be, will underwrite and administer the policies and the Purchaser will be responsible for the adjustment of claims in Canada. At the request of the Purchaser the Vendor or its Affiliates will provide reinsurance for up to 100% of the liabilities of such policies. In the event that the Purchaser declines to write any policies relating to the Spillover Business, then the Vendor will have the right to enter into an arrangement with another Canadian insurer with respect to such policies.

(2) Subject to the terms of the Spillover Services Agreement, in the event that the Purchaser is in breach of its obligations under the Spillover Services Agreement the Vendor will have the right to enter into arrangements with other Canadian insurers with respect to the Spillover Business.

(3) If, despite the Vendor’s commercially reasonable efforts to place Spillover Business with the Purchaser, a customer of the Vendor requests that its Spillover Business be written by an insurer other than the Purchaser, then the Vendor will have the right to enter into an arrangement with another Canadian insurer with respect to the policies of such customer.

4.08	Conduct of the Business during the Interim Period

(1) The Vendor agrees that during the Interim Period it will operate the Purchased Business in the usual and ordinary course in substantially the same manner as heretofore conducted and take any and all such actions reasonably requested by the Purchaser to the end that the Purchased Business shall not be impaired in any material respect at the Closing Date. Without restricting the generality of the foregoing, during the Interim Period with respect to the Purchased Business the Vendor shall, to the extent consistent with such operation, use commercially reasonable efforts to the extent within its control to (a) preserve its business organization, (b) maintain the Policies in force in accordance with its past practice, (c) keep available the services of its present officers, sales agents, representatives and employees, (d) maintain its relationships with policyholders, agents, suppliers and others having business dealings with it, and (e) not, without the consent of the Purchaser (i) change any actuarial assumptions, pricing, rates, expense allocation, compensation or product design, (ii) remove capital, (iii) materially increase or decrease reserves, except as consistent with past practice and in accordance with sound actuarial practice, (iv) transfer or distribute retained earnings or shareholders’ equity, (v) launch new products, (vi) change asset/liability matching strategy, (vii) make any decisions to make capital expenditures or expenditures outside of the ordinary course of business of more than $100,000 or (viii) enter into any Material Contracts.

(2) Subject to (3) and (4) below, during the Interim Period the Purchaser shall be entitled to have one or more of its representatives, to a maximum of five, on site (“On Site Representatives”) at the Vendor’s premises to monitor the operation of the Purchased Business; and without limiting the generality of the foregoing, such representatives will be permitted to participate in meetings with management, Producers and policyholders; review hirings and termination of employees of the Branch; review retainers of Consultants; review decisions relating to investments, and review any settlements of litigation relating to the Business. The Purchaser’s On Site Representatives must be knowledgeable about the Purchased Business, and must be accessible to the Vendor and responsive to requests of the Vendor. The Vendor shall not take any affirmative step to implement any decision described or contemplated above without first consulting with the Purchaser and considering the Purchaser’s submissions in good faith. The Purchaser agrees to indemnify and save harmless the Vendor and/or its Affiliates with respect to any damages resulting from the presence of any On-Site Representatives on the Vendor’s site, as a result of, (a) bodily injury or death, or (b) damage to real and/or tangible personal property.

(3) The Vendor agrees to allow the Purchaser reasonable access to its officers and employees during the Interim Period for the purpose of planning for the integration of the Purchased Business with the Purchaser. However, the Purchaser will notify George Shell of UnumProvident Corporation, or his designee, and obtain his, or such designee’s, consent before directly contacting any officers or employees of the Purchased Business during such period, it being acknowledged that consent may be given to a series of ongoing contacts covering various matters and it is not intended that consent will be necessary for each individual contact during the Interim Period.

(4) The Purchaser agrees that it will not, prior to the completion of the Transactions, involve itself in any aspect of, or request that any changes be made to, the Purchased Business, the Assets or the contracts or employees of the Purchased Business; unless the Purchaser has specifically requested permission to do so in writing addressed to George Shell or his designee and he or such designee has in writing granted such permission.

4.09	Claims Handling

(1) During the Interim Period the Vendor will continue to open, process and settle Policy claims in a manner which is consistent with its past practice.

(2) If the actual net resolution rate for reported claims under individual disability policies in the three (3) months preceding the Effective Time exceeds 3.00%, the Vendor shall pay to the Purchaser, as an adjustment to the Purchase Price, $188,000 for each 0.01% by which the actual net resolution rate for such claims for such period (rounded upwards or downwards to the nearest 0.01%) exceeds 3.00%.

(3) If the actual net resolution rate for reported claims under group long term disability policies in the three (3) months preceding the Effective Time exceeds 3.50%, the Vendor shall pay to the Purchaser, as an adjustment to the Purchase Price, $136,600 for each 0.01% by which the actual net resolution rate for such claims for such period (rounded upwards or downwards to the nearest 0.01%) exceeds 3.50%.

(4) Within 20 Business Days following Closing the Purchaser shall cause the appointed actuary of the Purchased Business to prepare and deliver to the Vendor and the Purchaser a report (the “Handling Experience Report”) which calculates the amounts, if any, payable under (2) and (3) above.

(5) The Handling Experience Report prepared and delivered as aforesaid will be final and binding upon the parties hereto for the purposes hereof, absent manifest error, unless the Vendor notifies the Purchaser in writing that it disputes the amounts expressed therein within 10 Business Days after receipt by the Vendor of the Handling Experience Report.

(6) In the event that the Vendor (after consultation with its own actuarial advisors) disputes the amounts determined in the Handling Experience Report, the parties will work expeditiously and in good faith in an attempt to resolve any such dispute within a further period of 20 Business Days after the date of notification by the Vendor to the Purchaser of such dispute, failing which such dispute (and, for greater certainty, only such dispute) will be submitted for determination to Eckler Partners Ltd. The parties will instruct such firm of actuaries to complete the determination of such dispute within 60 days from the date such dispute is submitted to it. The determination of such firm of actuaries will be final and binding upon the parties hereto and not subject to appeal, absent manifest error. The firm of actuaries will act and will be deemed to be acting as experts and not as arbitrators. The costs and expenses of such firm of actuaries will be borne equally by the Vendor and the Purchaser. The Vendor and the Purchaser will each bear their own costs and the costs of their own actuarial advisors in presenting their respective cases to such firm of actuaries.

(7) The total of the amounts determined under Sections 4.09(2) and (3) above will be paid by the Vendor by a wire transfer of immediately available funds within 2 Business Days after the date of the final and binding determination of such amount in accordance with this Section 4.09.

(8) For purposes of this Section 4.09, the “net resolution rate” for reported claims in respect of a group of policies in a period means the percentage determined by multiplying by 100 (a) the liability for claims that are closed during such period minus (b) the liability for claims that are re-opened during such period, divided by (c) the liability for claims that are open at the end of such period, such liabilities being determined in accordance with the methods and assumptions used to calculate the Value of the Policy Liabilities.

4.10	Insurance Notices and Claims

The Vendor will, on the Closing Date, give notice to the Purchaser of any notices which it has provided to, or claims which it has made with, its insurers on or before the Closing Date where the final determination of such matters remain unresolved on the Closing Date.

4.11	Assignment of Reinsurance Agreements

The Vendor shall assign the Required Reinsurance Agreements to the Purchaser on Closing, in whole or in part, to the extent that each such Required Reinsurance Agreement or the rights of the Vendor thereunder relate to the Purchased Business and the Branch and to the extent that the same can be assigned. All Excluded Reinsurance Agreements will be treated as Excluded Contracts from and after the Effective Time. Section 2.05(1) shall apply to any Required Reinsurance Agreements or rights of the Vendor thereunder that cannot be so assigned to the Purchaser on Closing (the “Unassignable Reinsurance Rights”). To the extent that notwithstanding the operation of Section 2.05(1), the Purchaser is unable to take any reserve credits which the Purchaser would have been entitled to take if any Unassignable Reinsurance Rights included in Reserve Credits Reinsurance Agreements had been assigned to the Purchaser on Closing, then for the purpose of determining the amount of the Purchased Invested Assets to be transferred to the Purchaser, the Value of the Policy Liabilities shall be deemed to be increased by the aggregate amount of such reserve credits, and appropriate adjustments shall be made in calculating the Asset Adjustment Amount under Section 2.09(3).

ARTICLE 5 - CONDITIONS

5.01	Conditions for the Benefit of the Purchaser

(1) The sale by the Vendor and the purchase by the Purchaser of the Assets is subject to the following conditions, which are for the exclusive benefit of the Purchaser and which are to be performed or complied with at or prior to the Time of Closing:

(a)

except as explicitly set forth herein, the representations and warranties of the Vendor set forth in Section 3.01 will, subject to such additions and/or deletions occurring in the usual and ordinary course of the Purchased Business to the list of persons in Schedule 3.01(nn), be true and correct at the Time of Closing with the same force and effect as if made at and as of such time, except to the extent that any inaccuracies or errors do not, individually or in the aggregate, result in a Material Adverse Change;

(b)	the Vendor will have performed or complied with, or assured the performance or compliance by its Affiliates with, all of the terms, covenants and conditions of this Agreement and the Transition Services Agreement to be performed or complied with by the Vendor at or prior to the Time of Closing;

(c)	all Regulatory Approvals will have been obtained;

(d)	with respect to the Participating Policies, OSFI will not have imposed on the Purchaser any undertakings or conditions more onerous in the aggregate than those imposed by OSFI on the Vendor with respect to the Participating Policies except to the extent that any loss, costs or expenses incurred or to be incurred by the Purchaser in satisfying such undertakings or conditions can be compensated by the indemnity provided by clause (iv) of Section 6.01(1)(d);

(e)	all Required Consents will have been obtained;

(f)	the Vendor will have delivered to the Purchaser the Ancillary Agreements (other than the Transition Services Agreement, which is being executed and delivered coincident with this Agreement) executed by the Vendor and by UnumProvident Corporation, if applicable;

(g)	the Purchaser will be furnished with such certificates or other instruments (including instruments of conveyance with respect to the Assets) of the Vendor or of officers of the Vendor as the Purchaser or the Purchaser’s Counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement and the Ancillary Agreements to have been performed or complied with by the Vendor at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Vendor herein given are true and correct at the Time of Closing;

(h)	no action or proceeding will be pending or threatened by any Governmental Authority or other person, to enjoin, restrict or prohibit:

(i)	the sale and purchase of the Assets contemplated hereby, or

(ii)	the right of the Purchaser to conduct the Purchased Business;

(i)	the Vendor will have delivered to the Purchaser provincial sales tax clearance certificates from the applicable taxing authorities in all provinces in which the Vendor has assets or is registered under applicable legislation to the extent required by Applicable Law;

(j)	all necessary steps and proceedings will have been taken to permit the Assets to be duly and regularly transferred to and registered in the name of the Purchaser;

(k)	the Vendor will have delivered to the Purchaser favourable opinions of the Vendor’s Counsel and the Vendor’s In-house Counsel, substantially in the forms set forth in Schedule 5.01(1)(k); and

(l)	the form and legality of all matters incidental to the Transactions will be subject to the approval of the Purchaser’s Counsel, acting reasonably.

(2) In case any term or covenant of the Vendor or condition to be performed or complied with for the benefit of the Purchaser at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Purchaser, without limiting any other right that the Purchaser has, may at its sole option either:

(a)	rescind this Agreement by notice to the Vendor, and in such event the Purchaser will be released from all obligations hereunder; or

(b)	waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if the Purchaser rescinds this Agreement pursuant to Section 5.01(2)(a), the Vendor will also be released from all obligations hereunder unless the term, covenant or condition for which the Purchaser has rescinded this Agreement was one that the Vendor had covenanted, pursuant to Sections 4.01, 4.03, 4.04, 4.05 or 4.06, to ensure had been performed or complied with, in which event the Vendor will be liable to the Purchaser for any Claims incurred by the Purchaser directly or indirectly as a result of such breach.

5.02	Conditions for the Benefit of the Vendor

(1) The sale by the Vendor and the purchase by the Purchaser of the Assets is subject to the following conditions, which are for the exclusive benefit of the Vendor and which are to be performed or complied with at or prior to the Time of Closing:

(a)	the representations and warranties of the Purchaser set forth in Section 3.03 will be true and correct at the Time of Closing with the same force and effect as if made at and as of such time;

(b)	the Purchaser will have performed or complied with all of the terms, covenants and conditions of this Agreement and the Transition Services Agreement to be performed or complied with by the Purchaser at or prior to the Time of Closing;

(c)

the Vendor will be furnished with such certificates or other instruments of the Purchaser or of officers of the Purchaser as the Vendor or the Vendor’s counsel may reasonably think necessary in order to establish that the terms, covenants and conditions contained in this Agreement and the Ancillary Agreements to have been performed or complied with by the Purchaser at or prior to the Time of Closing have been performed or complied with and that the representations and warranties of the Purchaser herein given are true and correct at the Time of Closing;

(d)	all Regulatory Approvals will have been obtained;

(e)	no action or proceeding will be pending or threatened by any Governmental Authority or other person, to enjoin, restrict or prohibit:

(i)	the sale and purchase of the Assets contemplated hereby, or

(ii)	the right of the Purchaser to conduct the Purchased Business;

(f)	the Purchaser will have delivered to the Vendor the Ancillary Agreements (other than the Transition Services Agreement, which is being executed and delivered coincident with this Agreement) executed by the Purchaser;

(g)	the Purchaser will have delivered to the Vendor opinions of the Purchaser’s Counsel and the Purchaser’s In-house Counsel substantially in the forms set forth in Schedule 5.02(1)(g); and

(h)	the form and legality of all matters incidental to the Transactions will be subject to the approval of the Vendor’s Counsel, acting reasonably.

(2) In case any term or covenant of the Purchaser or condition to be performed or complied with for the benefit of the Vendor at or prior to the Time of Closing has not been performed or complied with at or prior to the Time of Closing, the Vendor, without limiting any other right that the Vendor has, may at its sole option either:

(a)	rescind this Agreement by notice to the Purchaser, and in such event the Vendor will be released from all obligations hereunder; or

(b)	waive compliance with any such term, covenant or condition in whole or in part on such terms as may be agreed upon without prejudice to any of its rights of rescission in the event of non-performance of any other term, covenant or condition in whole or in part;

and, if the Vendor rescinds this Agreement pursuant to Section 5.02(2)(a), the Purchaser will also be released from all obligations hereunder unless the term, covenant or condition for which the Vendor has rescinded this Agreement was one that the Purchaser had covenanted, pursuant to Sections 4.02, 4.03, 4.04, 4.05 or 4.06, to ensure had been performed or complied with, in which event the Purchaser will be liable to the Vendor for any Claims incurred by the Vendor directly or indirectly as a result of such breach.

ARTICLE 6 - INDEMNIFICATION

6.01	Indemnification by the Vendor

(1) Subject to Section 6.02, the Vendor will indemnify and save harmless the Purchaser from and against all Claims suffered or incurred by the Purchaser, or which the Purchaser is required to pay or satisfy, resulting from:

(a)	any breach of or non-fulfilment of any covenant or agreement of the Vendor contained in this Agreement or any Ancillary Agreement other than the Transition Services Agreement;

(b)	any breach of or inaccuracy or misrepresentation in any representation or warranty of the Vendor set forth in Section 3.01 of this Agreement or any Ancillary Agreement other than the Transition Services Agreement;

(c)	all liabilities of the Vendor other than the Liabilities assumed pursuant to Section 2.04; and

(d)	any Claims (i) relating to Excluded Liabilities, (ii) relating to amounts payable to the Purchaser under Section 2.10, (iii) relating to any Claims arising by reason of the fact and to the extent that the reserves for losses, claims and expenses for the Participating Policies as shown on the most recent quarterly return for the Branch shall prove to be inadequate to support actual losses, claims and expenses for the Participating Policies for any year or, (iv) arising by reason of the fact that any of the undertakings or conditions that OSFI requires the Purchaser to satisfy in respect of the Participating Policies are materially more onerous in the aggregate than those imposed by OSFI on the Vendor in respect of the Participating Policies.

(2) The Vendor will be given a reasonable opportunity to remedy any breach of representation, warranty or covenant capable of being remedied before any indemnity obligation will arise pursuant to Section 6.01(1).

(3) The Vendor will not be required to indemnify the Purchaser more than once in respect of any matter giving rise to damages, even if such matter may be considered under more than one provision of this Agreement.

6.02	Limitations on Indemnification by the Vendor

Notwithstanding Section 6.01(1) or any other provision in this Agreement, but subject to the terms of the Transition Services Agreement, the obligations of the Vendor to indemnify the Purchaser pursuant to Section 6.01(1) will be subject to and limited by each of the following qualifications:

(a)	the Vendor will have no obligation to indemnify the Purchaser for any Claim unless the amount of such Claim exceeds an amount equal to $50,000; and

(b)	no claim(s) for indemnification will be made until the aggregate of the amount of all Claim(s) meeting the requirement of paragraph (a) above exceeds an amount equal to $4,000,000, after which the Purchaser will be entitled to claim the total amount of the Claim or Claims meeting the requirement of paragraph (a) above; and

(c)	the maximum aggregate liability of the Vendor with respect to any Claim(s) for indemnification for breach of any representation and warranty made by the Vendor pursuant to Section 3.01 will be limited in the aggregate to an amount equal to the sum of the Ceding Commission plus the portion of the Purchase Price allocated to the Assets other than the Purchased Invested Assets;

provided, however, that the foregoing paragraphs (a) and (b) will not apply to any Claims referred to in Section 6.01(l)(c) and (d) or Sections 4.01(6) or 4.09.

6.03	Indemnification by the Purchaser

The Purchaser will indemnify and save harmless the Vendor from and against all Claims suffered or incurred by the Vendor, or which the Vendor is required to pay or satisfy, arising from:

(a)	any breach of or non-fulfilment of any covenant or agreement of the Purchaser contained in this Agreement or any Ancillary Agreement other than the Transition Services Agreement;

(b)	any breach of or inaccuracy or misrepresentation in any representation or warranty set forth in Section 3.03 of this Agreement or any Ancillary Agreement other than the Transition Services Agreement; and

(c)	any Claims (i) relating to amounts payable to the Vendor under Section 2.10, (ii) by Assumed Employees for actions taken by the Purchaser after the Time of Closing where such actions are contrary to the Purchaser’s obligations under this Agreement or by such employees respecting severance or wrongful dismissal by the Purchaser after the Time of Closing, except to the extent that any such claim also arises from one or more allegations of fact which the Vendor has represented and warranted to the Purchaser in Section 3.01 of this Agreement to be other than as alleged.

6.04	Exclusive Remedy

Each party hereby acknowledges and agrees that its sole remedy with respect to any and all Claims under or in connection with this Agreement, other than the parties’ rights under Section 2.10 and the Vendor’s or the Purchaser’s rights of termination pursuant to Sections 5.01(2)(a) and 5.02(2)(a), will be pursuant to the indemnification provisions set forth in Article 6 of this Agreement. In furtherance of the foregoing, except as aforesaid, each party hereby waives, to the fullest extent permitted by law, any and all other rights and causes of action it may have against the other parties or its officers, directors, employees, agents and representatives under or in connection with this Agreement (whether in contract, tort or otherwise).

6.05	Indemnification Procedure

(1) Any party seeking indemnification under this Article 6 (the “Indemnified Party”) will notify the party against whom a Claim for indemnification is sought (the “Indemnifying Party”) hereunder in writing, which notice will specify, in reasonable detail, the nature and estimated amount of the Claim.

(2) In the case of a Claim made by a third party with respect to which indemnification is sought, the Indemnified Party will give prompt written notice to the Indemnifying Party of such Claim made upon it (and in any event will notify the Indemnifying Party within thirty (30) days of first learning of such Claim), provided that in the event of a failure to give such notice, such failure will not preclude the Indemnified Party from obtaining such indemnification but its right to indemnification may be reduced to the extent that the Indemnifying Party demonstrates that such delay prejudiced the defence of such Claim or increased the amount of such Claim.

(3) The Indemnifying Party will have the right at any time, by notice to the Indemnified Party to assume the control of the negotiation, settlement, defence or compromise of any Claim; provided that the Indemnifying Party may not assume such control at a time that would materially prejudice the negotiations, settlement, defence or compromise of such Claim. If the Indemnifying Party assumes such control no compromise or settlement of such Claim may be made by the Indemnifying Party without the Indemnified Party’s consent, which consent will not be unreasonably withheld or delayed, unless the sole relief provided is monetary damages and, if the Indemnifying Party is the Vendor, Section 6.02 does not shift the payment obligation to such Indemnified Party. The assumption of such control by the Indemnifying Party will not constitute an admission by the Indemnifying Party that it is liable to indemnify the Indemnified Party hereunder.

(4) Upon the assumption of control of any Claim by the Indemnifying Party, the Indemnifying Party will diligently proceed with the negotiation, settlement, defence or compromise of such Claim and, in connection therewith, the Indemnified Party will cooperate fully, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party will also have the right to participate in the negotiation, settlement, defence or compromise of such Claim at its own expense. The Indemnified Party will not pay or settle such Claim so long as the Indemnifying Party is reasonably contesting such Claim in good faith.

(5) The Indemnifying Party will not be liable hereunder for any settlement or compromise of any Claim effected without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld or delayed.

6.06	Termination of the Obligations to Indemnify

The obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to breaches of representations and warranties (and covenants with respect to representations and warranties being true) contained in this Agreement will terminate at the end of the periods set out in Section 3.02 and 3.04, as applicable, except as to matters as to which the Indemnified Party has made a claim for indemnification on or prior to such date.

6.07	Interest

All amounts to be paid by an Indemnifying Party hereunder shall bear interest at a rate per annum equal to the Royal Bank of Canada Prime Rate, being the rate of interest expressed as a rate per annum that Royal Bank of Canada establishes at its head office in Toronto, Ontario as a reference rate of interest that it will charge on that day for Canadian Dollar demand loans to its corporate customers in Canada, calculated and payable monthly with interest on overdue interest at the same rate, from the date that the Indemnified Party suffered damages in respect of the Claim to the date of payment by the Indemnifying Party to the Indemnified Party, provided that such interest shall not be payable during any period that a court of competent jurisdiction has awarded interest with respect to such Claim.

ARTICLE 7 - CLOSING ARRANGEMENTS

7.01	Closing

The sale and purchase of the Assets will be completed at the Time of Closing at the offices of McCarthy Tétrault LLP, Suite 4800, Toronto Dominion Bank Tower, Toronto-Dominion Centre, Toronto, Ontario.

7.02	Examination of Records and Assets and Access to Employees

(1) The Vendor will forthwith make available to the Purchaser and its authorized representatives for examination all books of account and accounting records relating to the Purchased Business. The Vendor will give the Purchaser and its authorized representatives every reasonable opportunity to have access to and to inspect the Assets.

(2) The Vendor will permit the Purchaser and its authorized representatives, during normal business hours and without undue interference to the ordinary conduct of the Purchased Business, to have access to the employees of the Purchased Business during the Interim Period in order to obtain information and other assistance from such employees that pertains to the Purchased Business prior to the Effective Time.

(3) At the Time of Closing the Vendor will deliver to the Purchaser all of the documents referred to in Section 7.02(1). The Purchaser will preserve the documents so delivered for a period of six years from the Closing Date, or for such other period as is required by any applicable law, and will permit the Vendor and its authorized representatives reasonable access thereto in connection with the affairs of the Vendor, but the Purchaser will not be responsible or liable to the Vendor for or as a result of any loss or destruction of or damage to any such documents.

(4) Both prior to the Closing Date and, if the sale and purchase of the Assets hereunder fails to occur for whatever reason, thereafter the Purchaser will not disclose to anyone or use for its own or for any purpose other than the purpose contemplated by this Agreement any confidential information concerning the Vendor or the Purchased Business obtained by the Purchaser pursuant hereto, will hold all such information in the strictest confidence and, if the sale and purchase of the Assets hereunder fails to occur for whatever reason, will return all documents, records and all other information or data relating to the Vendor or to the Purchased Business which the Purchaser obtained pursuant hereto.

(5) From and after the Closing Date the Vendor will not disclose to anyone or use for any purpose any confidential information concerning the Purchased Business purchased by the Purchaser pursuant hereto and will hold all such information in the strictest confidence.

7.03	Risk of Loss

Until the Time of Closing, the Assets will remain at the risk of the Vendor and the Vendor will maintain the policies of insurance which are described in Schedule 3.01(ccc) in respect of loss or damage to or any other casualty in respect of the Assets.

ARTICLE 8 - GENERAL

8.01	Further Assurances

Each of the Vendor and the Purchaser will from time to time execute and deliver all such further documents and instruments and do all acts and things as the other party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

8.02	Time of the Essence

Time is of the essence of this Agreement.

8.03	Fees and Commissions

Each of the Vendor and the Purchaser will pay its respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred and will indemnify and save harmless the other from and against any Claim for any broker’s, finder’s or placement fee or commission alleged to have been incurred as a result of any action by it in connection with the transactions hereunder. For greater certainty, the Purchaser will not be responsible for any fees payable to Goldman Sachs under any circumstances.

8.04 Benefit of the Agreement

This Agreement will enure to the benefit of and be binding upon the respective successors and permitted assigns of the parties hereto.

8.05	Entire Agreement

This Agreement, together with the Ancillary Agreements, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the parties other than as expressly set forth in this Agreement or the Ancillary Agreements.

8.06	Paramountcy

In the event of any conflict between any provision of this Agreement and any provision of the Transfer and Assumption Agreement, the provision of this Agreement shall govern.

8.07	Amendments and Waivers

No amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by both of the parties hereto. No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

8.08	Assignment

This Agreement may not be assigned by the Vendor without the written consent of the Purchaser but may be assigned by the Purchaser without the consent of the Vendor to an Affiliate of the Purchaser, as determined by the provisions of the Act, provided that such Affiliate enters into a written agreement with the Vendor to be bound by the provisions of this Agreement in all respects and to the same extent as the Purchaser is bound and provided that the Purchaser will continue to be bound by all the obligations hereunder as if such assignment had not occurred and perform such obligations to the extent that such Affiliate fails to do so.

8.09	Notices

Any demand, notice or other communication to be given in connection with this Agreement must be given in writing and will be given by personal delivery, by registered mail or by electronic means of communication addressed to the recipient as follows:

To the Vendor:

PROVIDENT LIFE AND ACCIDENT

INSURANCE COMPANY

1 Fountain Square

Chattanooga, Tennessee 37402 USA

Facsimile No.: (423) 755-5036

Attention: F. Dean Copeland

                 Senior Executive Vice-President and

                 General Counsel and Chief Administrative Officer

To the Purchaser:

RBC LIFE INSURANCE COMPANY

6880 Financial Drive, West Tower

Mississauga, Ontario

L5N 7Y5

Facsimile No.: (905) 813-4855

Attention:         General Counsel

or to such other address, individual or electronic communication number as may be designated by notice given by either party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by registered mail, on the fifth Business Day following the deposit thereof in the mail and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day. If the party giving any demand, notice or other communication knows or ought reasonably to know of any difficulties with the postal system that might affect the delivery of mail, any such demand, notice or other communication may not be mailed but must be given by personal delivery or by electronic communication.

8.10	Third Party Beneficiaries

Nothing in this Agreement or any agreement contemplated herein or delivered pursuant hereto is intended, expressly or implication, to, or will, confer on any person other than the parties, any rights or remedies of any kind.

8.11	Survival

In the event of termination of this Agreement as provided in Sections 5.01 and 5.02, this Agreement shall become null and void and of no further force or effect, and there shall be no liability or obligation hereunder on the part of the Vendor or the Purchaser, or any of their representatives, successors or assigns except Sections 4.04 (Publicity), 7.02(3) (Examination of Records and Assets and Access to Employees), 8.03 (Fees and Commissions), 8.11 (Survival), 8.12 (Governing Law), 8.13 (Attornment) and 8.14 (Appointment of Agent for Service).

8.12	Governing Law

This Agreement is governed by and will be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

8.13	Attornment

For the purpose of all legal proceedings this Agreement will be deemed to have been performed in the Province of Ontario and the courts of the Province of Ontario will have jurisdiction to entertain any action arising under this Agreement. The Vendor and the Purchaser each hereby attorns to the jurisdiction of the courts of the Province of Ontario.

8.14	Appointment of Agent for Service

The Vendor hereby nominates, constitutes and appoints McCarthy Tétrault LLP, Barristers and Solicitors, of the City of Toronto its true and lawful agent to accept service of process and to receive all lawful notices in respect of any action arising under this Agreement (other than any notice that is to be given by one party hereto to another pursuant to Section 8.09). Until due and lawful notice of the appointment of another and subsequent agent in the Province of Ontario has been given to and accepted by the Purchaser, service of process or of papers and such notices upon the said McCarthy Tétrault LLP will be accepted by the Vendor as sufficient service.

8.15	Counterparts

This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which taken together will be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties have executed this Agreement.

RBC LIFE INSURANCE COMPANY

By:	/s/ Illegible

Title:	Chairman & CEO

By:	/s/ Illegible

Title:	President & COO

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:

Title:

IN WITNESS WHEREOF the parties have executed this Agreement.

RBC LIFE INSURANCE COMPANY

By:

Title:

By:

Title:

PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY

By:	/s/ Illegible

Title:	President & CEO